As filed with the Securities and Exchange Commission on August 8, 2007
Registration Statement No. 333-•

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INVERNESS MEDICAL INNOVATIONS, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	04-3565120
(State of Incorporation)	(I.R.S. Employer Identification No.)
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
Ron Zwanziger
Chairman, Chief Executive Officer and President
Inverness Medical Innovations, Inc.
51 Sawyer Road
Waltham, Massachusetts 02453
(781) 647-3900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David Broadwin, Esq.	Jay McNamara, Esq.
Foley Hoag LLP	Senior Counsel, Corporate & Finance
1000 Winter Street	Inverness Medical Innovations, Inc.
Waltham, Massachusetts 02451	51 Sawyer Road
(781) 895-5905	Waltham, Massachusetts 02453
(781) 647-3900
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

	Amount		Proposed Maximum		Proposed Maximum	Amount of
Title of Each Class of	to be		Offering Price		Aggregate Offering	Registration
Securities to be Registered	Registered		Per Unit		Price (1)(2)	Fee
3% Convertible Senior Subordinated Notes due 2016	$150,000,000	(1)	100	% (3)	$150,000,000 (3)	$4,605
Common Stock (4)	2,868,120 (5	)(6)
Common Stock (6)	587,985		$46.40	(7)	$27,282,504	$838

(1)	Represents the aggregate principal amount of 3% Convertible Senior Notes due 2016 that we sold in a private placement on May 14, 2007.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3)	Exclusive of accrued interest, if any.

(4)	The registrant will receive no consideration upon conversion of the notes. Therefore, pursuant to Rule 457(i), no filing fee is required with respect to the shares of common stock issuable upon conversion of the notes registered hereby.

(5)	Represents the maximum number of shares of common stock which may be issued upon conversion of the notes registered hereby. In addition to the shares of common stock set forth in the table above, pursuant to Rule 416 under the Securities Act, we are registering an indeterminate number of shares of common stock issuable upon conversion of the notes by means of an antidilution adjustment of the conversion price pursuant to the terms of the notes.

(6)	This registration statement also relates to an indeterminate number of shares of our common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.

(7)	Determined pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low sales prices for Inverness Medical Innovations, Inc.’s common stock on August 6, 2007 as reported on the American Stock Exchange.

Prospectus
INVERNESS MEDICAL INNOVATIONS, INC.
3% Convertible Senior Subordinated Notes due 2016
Common Stock
3% Convertible Senior Notes due 2016
and up to 2,868,120 Shares of Common Stock Issuable Upon Conversion of the Notes
587,985 Shares of Common Stock issued in connection with certain acquisitions
     The securities to be offered and sold using this prospectus are our 3% Convertible Senior Subordinated Notes due 2016, which we issued in a private placement in May 2007, 2,868,120 shares of our common stock issuable upon conversion of the notes, 314,343 shares of our common stock issued in connection with the acquisition of Instant Technologies, Inc. and 273,642 shares of our common stock issued in connection with the acquisition of Quality Assured Services, Inc. These securities will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See “Selling Security Holders” beginning on page 21.
     The notes bear interest at a rate of 3% per year until May 15, 2016. Interest is payable semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2007.
     Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date. The initial conversion rate is 19.1208 shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $52.299 per share of common stock. The conversion rate is subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to May 15, 2016 and that also constitute fundamental changes, we will increase the conversion rate for holders who elect to convert notes in connection with such corporate transactions in certain circumstances. If we experience specified types of fundamental changes, holders may require us to purchase the notes. Any repurchase of the notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.
     We may not redeem the notes before their maturity.
     The notes are our senior unsecured obligations, and rank equal in right of payment to all of our other existing and future senior indebtedness. The notes are not guaranteed by any of our subsidiaries and accordingly are structurally subordinated to all of the indebtedness and other liabilities of our subsidiaries. The notes are also effectively subordinated to all of our secured indebtedness.
     We have entered into registration rights agreements with the initial purchasers of the notes, pursuant to which we agreed to file a shelf registration statement with the Securities and Exchange Commission covering resales of the notes and common stock issuable upon conversion of the notes, of which this prospectus is a part.
     There is no established market for the notes.
     314,343 shares of our common stock to be offered and sold were acquired by certain of the selling security holders pursuant to a stock purchase agreement dated March 12, 2007 entered into in connection with our acquisition of seventy-five percent of the issued and outstanding capital stock of Instant Technologies, Inc.
     273,642 shares of our common stock to be offered and sold were acquired by certain of the selling security holders pursuant to stock purchase agreements dated June 7, 2007, entered into in connection with our acquisition of all of the issued and outstanding capital stock of Quality Assured Services, Inc.
     The selling security holders may sell the securities offered by this prospectus from time to time on any exchange on which the securities are listed on terms to be negotiated with buyers. They may also sell the securities in private sales or through dealers or agents. The selling security holders may sell the securities at prevailing market prices or at prices negotiated with buyers. The selling security holders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus.

     Our common stock is listed on the American Stock Exchange under the symbol “IMA.” On August 6, 2007, the closing sale price of our common stock on the American Stock Exchange was $46.46 per share.
     See “Risk Factors” beginning on page 4 for a discussion of certain risks that you should consider in connection with an investment in the notes and common stock.
Investing in our securities involves various risks. In our filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, we identify and discuss risk factors that you should consider before investing in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 8, 2007.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.
You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

SUMMARY
     This summary highlights the information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this prospectus and the documents incorporated by reference in this prospectus. You should read the following summary together with the more detailed information and consolidated financial statements, including the accompanying notes, included elsewhere or incorporated by reference in this prospectus.
     You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
     This prospectus contains forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements on page 19 of this prospectus. You should also carefully consider the various risk factors incorporated by reference into this prospectus from our SEC filings, which risk factors may cause our actual results to differ materially from those indicated by such forward-looking statements. You should not place undue reliance on our forward-looking statements.
     Unless the context otherwise requires, all references to “we,” “us,” “our,” “our company” or “the Company” in this prospectus refer collectively to Inverness Medical Innovations, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.
     Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.
ABOUT INVERNESS MEDICAL INNOVATIONS, INC.
     We are a leading global developer, manufacturer and marketer of in vitro diagnostic products for the over-the-counter pregnancy and fertility/ovulation test market and the professional rapid diagnostic test market. Our business is organized into three reportable segments: professional diagnostic products, consumer diagnostic products and vitamins and nutritional supplements. Through our professional diagnostics segment, we develop, manufacture and market an extensive array of innovative rapid diagnostic test products and other in vitro diagnostic tests to medical professionals and laboratories for detection of infectious diseases, cardiac conditions, drugs of abuse and pregnancy. Our consumer diagnostic segment consists primarily of manufacturing operations related to our role as the exclusive manufacturer of products for SPD Swiss Precision Diagnostics, or Swiss Precision, our 50/50 joint venture with The Procter & Gamble Company. Swiss Precision holds a leadership position in the worldwide over-the-counter pregnancy and fertility/ovulation test market. We also manufacture and market a variety of vitamins and nutritional supplements under our brands and those of private label retailers primarily in the U.S. consumer market. We have grown our businesses by leveraging our strong intellectual property portfolio and making selected strategic acquisitions. Our products are sold in approximately 90 countries through our direct sales force and an extensive network of independent global distributors.
     Inverness Medical Innovations, Inc. is a Delaware corporation. Our principal executive offices are located at 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453 and our telephone number is (781) 647-3900. Our website is http://www.invernessmedical.com. The information found on our website is not part of this prospectus. Our common stock is listed on the American Stock Exchange under the symbol “IMA.”
Recent Developments
     On June 4, 2007, we agreed to acquire Cholestech Corporation, a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and inflammatory disorders, in a stock for stock merger at a fixed exchange ratio of 0.43642 shares of our common stock for each share of common stock of Cholestech. Based on this exchange ratio and Cholestech’s capitalization as of August 1, 2007, we expect to issue approximately 6,821,575 shares of our common stock to the Cholestech shareholders, and reserve approximately 761,514 shares of our common stock for future issuance upon the exercise of assumed options and warrants. The completion of the merger is subject to various closing conditions, including obtaining the approval of Cholestech shareholders and the satisfaction of regulatory conditions. The waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, with respect to the merger has expired without a request for additional information. The transaction is structured as a tax-free reorganization and is expected to close during the fall of 2007.
     On August 6, 2007, we agreed to acquire HemoSense, Inc., a point-of-care diagnostic healthcare company that manufactures and sells easy-to-use, handheld blood coagulation systems for monitoring patients taking warfarin, in a stock for stock merger at a fixed exchange ratio of 0.274192 shares of our common stock for each share of common stock of HemoSense. Based on this exchange ratio and HemoSense’s capitalization as of July 31, 2007, we expect to issue approximately 3,632,377 shares of our common stock to the HemoSense shareholders, and reserve approximately 743,979 shares of our common stock for future issuance upon the exercise of assumed options and warrants. The completion of the merger is subject to various closing conditions, including obtaining the approval of HemoSense shareholders and the satisfaction of regulatory conditions (including under the Hart-Scott-Rodino Antitrust Improvements Act). In connection with the merger agreement, certain HemoSense shareholders have entered into voting agreements with us under which they have agreed to vote 33% of the outstanding shares of common stock of HemoSense in favor of the transaction at the meeting of the HemoSense shareholders. The transaction is structured as a tax-free reorganization and is expected to close during the fourth quarter of 2007.

THE OFFERING
3% Convertible Senior Subordinated Notes and Common Stock issuable upon conversion
     This prospectus covers the resale of up to $150,000,000 aggregate principal amount of our 3% Convertible Senior Subordinated Notes due 2016 and shares of our common stock issuable upon conversion of the notes. We issued and sold a total of $150,000,000 aggregate principal amount of the notes on May 14, 2007 in a private placement to 34 of the selling security holders (to whom we refer herein as the Note selling security holders). The summary below describes the principal terms of the notes. Certain of the descriptions below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the notes than this summary section.

Issuer	Inverness Medical Innovations, Inc., a Delaware corporation.

Selling Security Holders	The securities to be offered and sold using this prospectus will be offered and sold by the Note selling security holders named in this prospectus or in any supplement to this prospectus. See “Selling Security Holders.”

Notes Offered	$150,000,000 principal amount of 3% Convertible Senior Subordinated Notes due 2016.

Common Stock Offered	Shares of our common stock, par value $0.001 per share, issuable upon conversion of the notes.

Maturity	May 15, 2016, unless earlier repurchased or converted.

Interest	3% per year until May 15, 2016.

Conversion rights	Holders may convert their notes at any time prior to the close of business on the business day immediately preceding the maturity date, in multiples of $1,000 principal amount, at the option of the holder.

Conversion Rate	The initial conversion rate for the notes is 19.1208 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $52.299 per share), subject to adjustment.

Conversion Rate Adjustment on May 9, 2008	The initial conversion rate may be adjusted on May 9, 2008 if the volume weighted average price (as defined in this prospectus) of our common stock for each of the 30 trading days ending on May 9, 2008 is less than $ $40.23 per share, as described under the caption “Description of Notes—Conversion rights—Adjustment to conversion rate on May 9, 2008.”

Repurchase upon a fundamental change	Following certain corporate transactions that constitute a fundamental change (as defined in this prospectus) or that result in a termination of trading (as defined in this prospectus) each holder of notes will have the right to require us to purchase any or all of such holder’s notes, or any portion thereof equal to $1,000 or a multiple of $1,000, at a purchase price equal to 100% of the principal amount of the notes to be repurchased together with accrued but unpaid interest and additional interest (as defined in this prospectus).

Conversion Rate Adjustment upon a make-whole fundamental change	Following certain corporate transactions that constitute a make-whole fundamental change (as defined in this prospectus) we will increase the conversion rate applicable to the notes in accordance with a formula as described under “Description of Notes—Conversion rights—

Adjustment to shares delivered upon conversion upon make-whole fundamental changes.”

Redemption	The notes are not redeemable prior to their stated maturity.

Ranking	The notes are our subordinated obligations and rank equal in right of payment to all of our existing and future senior indebtedness. The notes are not guaranteed by any of our subsidiaries and accordingly are structurally subordinated to all of the indebtedness and other liabilities of our subsidiaries. The notes are also effectively subordinated to all of our secured indebtedness.

Registration rights	Under registration rights agreements that we have entered into with the Note selling security holders, we have filed a shelf registration statement, of which this prospectus is a part, with the SEC. If we fail to comply with certain of our obligations under the registration rights agreements, additional interest will be payable on the notes and the common stock issuable upon conversion of the notes. See “Description of Notes—Registration rights.”

No Proceeds	We will not receive any proceeds from the sale by any Note selling security holder of the notes or our common stock issuable upon conversion of the notes.

Book-Entry Form	The notes were issued in book-entry form and are represented by a global certificate deposited on behalf of The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Any notes sold pursuant to this prospectus will be represented by another such global certificate. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. However, the notes that were issued in the private placement are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market. The notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market.

Trading Symbol for Our Common Stock	Our common stock is listed on the American Stock Exchange under the trading symbol “IMA.”
Common Stock issued in connection with certain acquisitions
     This prospectus also covers 314,343 shares of our common stock issued to four selling security holders (to whom we refer herein as the Instant selling security holders) as partial consideration for our acquisition of seventy-five percent of the issued and outstanding capital stock of Instant Technologies, Inc. and 273,642 shares of our common stock issued to ten selling security holders (to whom we refer herein as the QAS selling security holders) as partial consideration for our acquisition of Quality Assured Services, Inc.
     We are registering this common stock in order to fulfill our contractual obligations to do so, which we undertook at the time of the acquisitions. Registration of such common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the Instant or QAS selling security holders.
     We have agreed to bear the expenses of the registration of the common stock under federal and state securities laws. We will not receive any proceeds from the sale by any Instant or QAS selling security holder of our common stock issued in connection with the Instant Technologies, Inc. or Quality Assured Services, Inc. acquisitions.

RISK FACTORS
          In evaluating an investment in our notes or our common stock, prospective investors should carefully consider, along with the other information set forth or incorporated by reference in this prospectus, including the matters addressed in “Special Statement Regarding Forward - Looking Statements” beginning on page 19, the specific factors set forth under “Risk Factors” for risks involved with an investment in the notes or our common stock.
Risks related to our business
Our business has substantial indebtedness, which could, among other things, make it more difficult for us to satisfy our debt obligations, require us to use a large portion of our cash flow from operations to repay and service our debt or otherwise create liquidity problems, limit our flexibility to adjust to market conditions, place us at a competitive disadvantage and expose us to interest rate fluctuations.
          We currently have, and will likely continue to have, a substantial amount of indebtedness. As of June 30, 2007, in addition to other indebtedness, we had approximately $995 million in aggregate principal amount of indebtedness outstanding under our senior secured credit facilities, or the senior secured facility, $250 million in aggregate principal amount of indebtedness outstanding under a junior secured credit facility, or the junior secured facility (collectively with the senior secured facility, the secured credit facilities), and $150 million in indebtedness under our outstanding 3% senior subordinated convertible notes, or the senior subordinated convertible notes. Upon completion of syndication, the term loan under the senior secured facility is expected to bear interest at a rate per annum of LIBOR plus 2.00%, while the revolving line of credit is expected to bear interest at a rate per annum of LIBOR plus between 1.75% and 2.25%, depending on our consolidated leverage ratio. The junior secured facility bears interest at a rate per annum of LIBOR plus 4.25%. We also had $57 million of additional borrowing capacity under the revolving portions of the senior secured facility and, subject to restrictions in our secured credit facilities and the senior subordinated convertible notes, have the ability to incur additional indebtedness.
          Our substantial indebtedness could affect our future operations in important ways. For example, it could:
•	make it more difficult to satisfy our obligations under the senior subordinated convertible notes, our secured credit facilities and our other debt-related instruments;

•	require us to use a large portion of our cash flow from operations to pay principal and interest on our indebtedness, which would reduce the amount of cash available to finance our operations and service obligations, to delay or reduce capital expenditures or the introduction of new products and/or forego business opportunities, including acquisitions, research and development projects or product design enhancements;

•	limit our flexibility to adjust to market conditions, leaving us vulnerable in a downturn in general economic conditions or in our business and less able to plan for, or react to, changes in our business and the industries in which we operate;

•	impair our ability to obtain additional financing;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	expose us to fluctuations in the interest rate environment with respect to our indebtedness that bears interest at variable rates.
We expect to obtain the money to pay our expenses and to pay the principal and interest on the senior subordinated convertible notes, our secured credit facilities and our other debt from cash flow from our operations and from additional loans under our secured credit facilities, subject to continued covenant compliance, and potentially from other debt or equity offerings. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets in which we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If our cash flow and capital resources prove inadequate, we could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance our debt, including the notes, seek additional equity capital or borrow more money. We cannot guarantee that we will be able to do so on acceptable terms. In addition, the terms of existing or future debt agreements, including the credit agreements governing our secured credit facilities and the indenture governing the senior subordinated convertible notes, may restrict us from adopting any of these alternatives.
We have entered into agreements governing our indebtedness that subject us to various restrictions that may limit our ability to pursue business opportunities.
           The agreements governing our indebtedness, including the credit agreements governing our secured credit facilities and the indenture governing the senior subordinated convertible notes, subject us to various restrictions on our ability to engage in certain activities, including, among other things, our ability to:

•	incur additional indebtedness;

•	pay dividends or make distributions or repurchase or redeem our stock;

•	acquire other businesses;

•	make investments;

•	make loans to or extend credit for the benefit of third parties or our subsidiaries;

•	enter into transactions with affiliates;

•	raise additional capital;

•	make capital or finance lease expenditures;

•	dispose of or encumber assets; and

•	consolidate, merge or sell all or substantially all of our assets.
          These restrictions may limit our ability to pursue business opportunities or strategies that we would otherwise consider to be in our best interests.
Our secured credit facilities contain certain financial covenants that we may not satisfy which, if not satisfied, could result in the acceleration of the amounts due under these facilities and the limitation of our ability to borrow additional funds in the future.
          The agreements governing our secured credit facilities subject us to various financial and other covenants with which we must comply on an ongoing or periodic basis. These include covenants pertaining to capital expenditures, interest coverage ratios, leverage ratios and minimum cash requirements. If we violate any of these covenants, we may suffer a material adverse effect. Most notably, our outstanding debt under our secured credit facilities could become immediately due and payable, our lenders could proceed against any collateral securing such indebtedness, and our ability to borrow additional funds in the future may be limited.
A default under any of the agreements governing our indebtedness could result in a default and acceleration of indebtedness under other agreements.
          The agreements governing our indebtedness, including the credit agreements governing our secured credit facilities and the indenture governing the senior subordinated convertible notes, contain cross-default provisions whereby a default under one agreement could result in a default and acceleration of our repayment obligations under other agreements. If a cross-default were to occur, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing were available, it may not be on commercially reasonable terms or acceptable terms. If some or all of our indebtedness is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected.
We may not be able to satisfy our debt obligations upon a fundamental change or change of control, which could limit our opportunity to enter into a fundamental change or change of control transaction.
          Upon the occurrence of a “fundamental change,” as defined in the indenture governing the senior subordinated convertible notes, each holder of our senior subordinated convertible notes will have the right to require us to purchase the notes at a price equal to 100% of the principal amount, together with any accrued and unpaid interest. A fundamental change includes, among other things, the acquisition of more than 50% of our common stock by any person or group, the sale of all or substantially all of our assets or a recapitalization or similar transaction involving us. Our failure to purchase, or give notice of purchase of, the senior subordinated convertible notes would be a default under the indenture, which would in turn be a default under our secured credit facilities. In addition, the occurrence of a “change of control,” as defined in the credit agreements governing our secured credit facilities, will constitute an event of default under the secured credit facilities. A default under our secured credit facilities would result in an event of default under our senior subordinated convertible notes and, if the lenders accelerate the debt under our secured credit facilities and/or under the indenture governing our senior subordinated convertible notes, this may result in the acceleration of our other indebtedness outstanding at the time. As a result, if we do not have enough cash to repay all of our indebtedness or to repurchase all of our senior subordinated convertible notes, we may be limited in the fundamental change or change of control transactions that we may pursue.
Our acquisitions may not be profitable, and the integration of these businesses may be costly and difficult and may cause disruption to our business.

          Since commencing activities in November 2001, we have acquired and attempted to integrate, or are in the process of integrating, into our operations Unipath Limited and its associated companies and assets, or the Unipath business, IVC Industries, Inc. (now doing business as Inverness Medical Nutritionals Group, or IMN); the Wampole Division of MedPointe Inc., or Wampole; Ostex International, Inc., or Ostex; Applied Biotech, Inc., or ABI; the rapid diagnostics business that we acquired from Abbott Laboratories, or the Abbott rapid diagnostics business; Ischemia, Inc., or Ischemia; Binax, Inc., or Binax; the Determine/DainaScreen business that we acquired from Abbott Laboratories in 2005, or the Determine business; Thermo BioStar Inc., or BioStar; the rapid diagnostics business that we acquired from ACON Laboratories, Inc., or the Innovacon business; Instant Technologies, Inc., or Instant; and Biosite Incorporated, or Biosite. We have also made a number of smaller acquisitions. The ultimate success of all of these acquisitions depends, in part, on our ability to realize the anticipated synergies, cost savings and growth opportunities from integrating these businesses or assets into our existing businesses. However, the successful integration of independent businesses or assets is a complex, costly and time-consuming process. The difficulties of integrating companies and acquired assets include among others:
•	consolidating manufacturing and research and development operations, where appropriate;

•	integrating newly acquired businesses or product lines into a uniform financial reporting system;

•	coordinating sales, distribution and marketing functions;

•	establishing or expanding manufacturing, sales, distribution and marketing functions in order to accommodate newly acquired businesses or product lines;

•	preserving the important licensing, research and development, manufacturing and supply, distribution, marketing, customer and other relationships;

•	minimizing the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.
We may not accomplish the integration of our acquisitions smoothly or successfully. The diversion of the attention of our management from current operations to integration efforts and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from these acquisitions and adversely affect our other businesses. Additionally, the costs associated with the integration of our acquisitions can be substantial. To the extent that we incur integration costs that are not anticipated when we finance our acquisitions, these unexpected costs could adversely impact our liquidity or force us to borrow additional funds. Ultimately, the value of any business or asset that we have acquired may not be greater than or equal to the purchase price of that business or asset.
If we choose to acquire or invest in new and complementary businesses, products or technologies rather than developing them internally, such acquisitions or investments could disrupt our business and, depending on how we finance these acquisitions or investments, could result in the use of significant amounts of cash.
          Our success depends in part on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. Accordingly, from time to time we may seek to acquire or invest in businesses, products or technologies instead of developing them internally. Acquisitions and investments involve numerous risks, including:
•	the inability to complete the acquisition or investment;

•	disruption of our ongoing businesses and diversion of management attention;

•	difficulties in integrating the acquired entities, products or technologies;

•	difficulties in operating the acquired business profitably;

•	difficulties in transitioning key customer, distributor and supplier relationships;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	unanticipated costs.
In addition, any future acquisitions or investments may result in:
•	issuances of dilutive equity securities, which may be sold at a discount to market price;

•	use of significant amounts of cash;

•	the incurrence of debt;

•	the assumption of significant liabilities;

•	unfavorable financing terms;

•	large one-time expenses; and

•	the creation of intangible assets, including goodwill, the write-down of which may result in significant charges to earnings.
Our joint venture transaction with the Procter & Gamble Company may not realize all of its intended benefits.
          On May 17, 2007, we completed our 50/50 joint venture transaction with the Procter and Gamble Company, or P&G, creating Swiss Precision and transferring to Swiss Precision substantially all of the assets of our consumer diagnostics business, other than our manufacturing and core intellectual property assets, in exchange for $325.0 million in cash. In connection with the establishment of the Swiss Precision joint venture, we may experience:
•	difficulties in integrating the respective corporate cultures and business objectives of Inverness and P&G into the new joint venture;

•	difficulties or delays in transitioning clinical studies;

•	diversion of our management’s time and attention from other business concerns;

•	higher than anticipated costs of integration at the joint venture;

•	difficulties in retaining key employees who are necessary to manage the joint venture; or

•	difficulties in working with an entity based in Switzerland and thus remote or inconvenient to our Waltham, Massachusetts headquarters.
For any of these reasons or as a result of other factors, we may not realize the anticipated benefits of the joint venture, and cash flow or profits derived from our ownership interest in Swiss Precision may be less than the cash flow or profits that could have been derived had we retained the transferred assets and continued to operate the consumer diagnostics business ourselves. P&G retains an option to require us to purchase P&G’s interest in Swiss Precision at fair market value during the 60-day period beginning on the fourth anniversary of the closing. Moreover, certain subsidiaries of P&G have the right, at any time upon certain material breaches by us or our subsidiaries of our obligations under the joint venture documents, to acquire all of our interest in the joint venture at fair market value less damages.
If goodwill and/or other intangible assets that we have recorded in connection with our acquisitions of other businesses become impaired, we could have to take significant charges against earnings.
          In connection with the accounting for certain of our acquisitions, including the Unipath business, Wampole, Ostex, ABI, the Abbott rapid diagnostics product lines, Ischemia, Binax, the Determine business, BioStar, the Innovacon business, Instant and Biosite, we have recorded, or will record, a significant amount of goodwill and other intangible assets. Under current accounting guidelines, we must assess, at least annually and potentially more frequently, whether the value of goodwill and other intangible assets has been impaired. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings which could materially adversely affect our reported results of operations in future periods.
We may experience manufacturing problems or delays, which could result in decreased revenues or increased costs.
          Many of our manufacturing processes are complex and require specialized and expensive equipment. Replacement parts for our specialized equipment can be expensive and, in some cases, can require lead times of up to a year to acquire. In addition, our private label consumer diagnostic products business, and our private label and bulk nutritional supplements business in particular, rely on operational efficiency to mass produce products at low margins per unit. We also rely on numerous third parties to supply production materials and in some cases there may not be alternative sources immediately available.
          In addition, during 2006 we closed two manufacturing facilities, and we are shifting the production of products from these facilities to China. We have shifted the production of other products to our manufacturing facilities in China. Moving the production of products is difficult and involves significant risk. Problems establishing relationships with local materials suppliers; acquiring or adapting the new facility and its equipment to the production of new products; hiring, training and retaining personnel and establishing and maintaining compliance with governmental regulations and industry standards can cause delays and inefficiencies which could have a material negative impact on our financial performance. We also currently rely on a number of significant third-party manufacturers to produce certain of our professional diagnostic products. In addition, we manufacture the products acquired with the Determine business from a facility in Matsudo, Japan that is made available to us by Abbott Laboratories, from whom we also receive support services related to this facility. Any event which negatively impacts our manufacturing facilities, our manufacturing systems or equipment, or our contract manufacturers or suppliers, including, among others, wars, terrorist activities, natural disasters and outbreaks of infectious disease, could delay or suspend shipments of products or the release of new products or could result in the delivery of inferior products. Our revenues from the affected products would decline or we could incur losses until such time as we are able to restore our production processes or put in place alternative contract manufacturers or suppliers. Even though we carry business interruption insurance policies, we may suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies.
We may experience difficulties that may delay or prevent our development, introduction or marketing of new or enhanced products.
          We intend to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process. We may experience research and development, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products or enhancements. We cannot be certain that:
•	any of the products under development will prove to be effective in clinical trials;

•	we will be able to obtain, in a timely manner or at all, regulatory approval to market any of our products that are in development or contemplated;

•	the products we develop can be manufactured at acceptable cost and with appropriate quality; or

•	that these products, if and when approved, can be successfully marketed.
The factors listed above, as well as manufacturing or distribution problems, or other factors beyond our control, could delay new product launches. In addition, we cannot assure you that the market will accept these products. Accordingly, there is no assurance that our overall revenues will increase if and when new products are launched.
If the results of clinical studies required to gain regulatory approval to sell our products are not available when expected or do not demonstrate the anticipated utility of those potential products, we may not be able to sell future products and our sales could be adversely affected.
          Before we can sell our products, we must conduct clinical studies intended to demonstrate that our potential products perform as expected. The results of these clinical studies are used as the basis to obtain regulatory approval from government authorities such as the FDA. Clinical studies are experiments conducted using potential products and human patients having the diseases or medical conditions that the product is trying to evaluate or diagnose. Conducting clinical studies is a complex, time-consuming and expensive process. In some cases, we may spend as much as several years completing certain studies.
          If we fail to adequately manage our clinical studies, our clinical studies and corresponding regulatory approvals may be delayed or we may fail to gain approval for our potential product candidates altogether. Even if we successfully manage our clinical studies, we may not obtain favorable results and may not be able to obtain regulatory approval. If we are unable to market and sell our new products or are unable to obtain approvals in the timeframe needed to execute our product strategies, our business and results of operations would be materially and adversely affected.
If we are unable to obtain required clearances or approvals for the commercialization of our products in the United States, we may not be able to sell future products and our sales could be adversely affected.
          Our future performance depends on, among other matters, our estimates as to when and at what cost we will receive regulatory approval for new products. Regulatory approval can be a lengthy, expensive and uncertain process, making the timing, cost and ability to obtain approvals difficult to predict.
          In the United States, clearance or approval to commercially distribute new medical devices is received from the FDA through clearance of a Premarket Notification, or 510(k), or through approval of a Premarket Approval, or PMA. To receive 510(k) clearance, a new product must be substantially equivalent to a medical device first marketed in interstate commerce prior to May 1976. The FDA may determine that a new product is not substantially equivalent to a device first marketed in interstate commerce prior to May 1976 or that additional information is needed before a substantial equivalence determination can be made. A “not substantially equivalent” determination, or a request for additional information, could prevent or delay the market introduction of new products that fall into this category. The 510(k) clearance and PMA review processes can be expensive, uncertain and lengthy. It generally takes from three to five months from submission to obtain 510(k) clearance, and from six to eighteen months from submission to obtain a PMA approval; however, it may take longer, and 510(k) clearance or PMA approval may never be obtained.

          Modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, require new 510(k) or PMA submissions. We have made modifications to some of our products since receipt of initial 510(k) clearance or PMA approval. With respect to several of these modifications, we filed new 510(k)s describing the modifications and received FDA 510(k) clearance. We have made other modifications to some of our products that we believe do not require the submission of new 510(k)s or PMA. The FDA may not agree with any of our determinations not to submit a new 510(k) or PMA for any of these modifications made to our products. If the FDA requires us to submit a new 510(k) or PMA for any device modification, we may be prohibited from marketing the modified products until the new submission is cleared by the FDA.
We are also subject to applicable regulatory approval requirements of the foreign countries in which we sell products, which are costly and may prevent or delay us from marketing our products in those countries.
          In addition to regulatory requirements in the United States, we are subject to the regulatory approval requirements for each foreign country to which we export our products. In the European Union, regulatory compliance requires affixing the “CE” mark to product labeling. Although our products are currently eligible for CE marking through self-certification, this process can be lengthy and expensive. In Canada, as another example, Inverness’ products require approval by Health Canada prior to commercialization along with International Standards Organization, or ISO, 13485/CMDCAS certification. It generally takes three to six months from submission to obtain a Canadian Device License. Any changes in foreign approval requirements and processes may cause us to incur additional costs or lengthen review times of our products. We may not be able to obtain foreign regulatory approvals on a timely basis, if at all, and any failure to do so may cause us to incur additional costs or prevent us from marketing our products in foreign countries, which may have a material adverse effect on our business, financial condition and results of operations.
Failure to comply with ongoing regulation applicable to the products we sell, may result in significant costs or, in certain circumstances, the suspension or withdrawal of previously obtained clearances or approvals.
          Any products for which we obtain regulatory approval or clearance continue to be extensively regulated by the FDA and other federal, state and foreign regulatory agencies. These regulations impact many aspects of our operations, including manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping. For example, our manufacturing facilities and those of our suppliers and distributors are, or can be, subject to periodic regulatory inspections. The FDA and foreign regulatory agencies may require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any product approvals that could restrict the commercial applications of those products. In addition, the subsequent discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. We are also subject to routine inspection by the FDA and certain state agencies for compliance with Quality System Requirement and Medical Device Reporting requirements in the United States and other applicable regulations worldwide, including but not limited to ISO regulations. In addition to product-specific regulations, we are subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with these laws and regulations. If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products or injunctions against their distribution, disgorgement of money, operating restrictions and criminal prosecution.
          Regulatory agencies may also impose new or enhanced standards that would increase our costs as well as the risks associated with non-compliance. For example, we anticipate that the FDA may soon finalize and implement “good manufacturing practice,” or GMP, regulations for nutritional supplements. GMP regulations would require supplements to be prepared, packaged and held in compliance with certain rules, and might require quality control provisions similar to those in the GMP regulations for drugs. While our manufacturing facilities for nutritional supplements have been subjected to, and passed, third-party inspections against anticipated GMP standards, the ongoing compliance required in the event that GMP regulations are adopted would involve additional costs and would present new risks associated with any failure to comply with the regulations in the future.
If we deliver products with defects, our credibility may be harmed, market acceptance of our products may decrease and we may be exposed to liability in excess of our product liability insurance coverage.
          The manufacturing and marketing of consumer and professional diagnostic products involve an inherent risk of product liability claims. In addition, our product development and production are extremely complex and could expose our products to defects. Any defects could harm our credibility and decrease market acceptance of our products. In addition, our marketing of vitamins and nutritional supplements may cause us to be subjected to various product liability claims, including, among others, claims that the vitamins and nutritional supplements have inadequate warnings concerning side effects and interactions with other substances. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. In the event that we are held liable for a claim for which we are not indemnified, or for damages exceeding the limits of our insurance coverage, that claim could materially damage our business and financial condition.
The effect of market saturation may negatively affect the sales of our products, including our Biosite Triage BNP Tests.

          Sales growth in our recently acquired Biosite business has been driven in recent years by growth in the sales volumes of the Biosite Triage BNP Tests. For example, growth in the sales unit volume of Triage BNP Tests represented 41% and 69% of Biosite’s total product sales volume growth for 2006 and 2005, respectively. The meter-based Triage BNP Test, launched domestically in January 2001, was the first blood test available to aid in the detection of heart failure and benefited from a first to market position until the entry of direct competition in June 2003.
          As the acute care and initial diagnosis market segment for natriuretic testing in the U.S. hospital setting becomes saturated, we expect the growth rates of sales unit volume for our Biosite Triage BNP Tests in 2007 and future periods to be lower than the growth rates experienced by Biosite over the past several years. Unless we are able to successfully introduce new products into the market and achieve market acceptance of those products in a timely manner, the effect of market saturation on our existing products may negatively impact product sales, gross margins and financial results. In addition, as the market for BNP testing matures and more competitive products become available, the average sales price for the Biosite Triage BNP Tests is likely to decline, which will adversely impact our product sales, gross margins and our overall financial results.
Our sales of branded nutritional supplements have been trending downward since 1998 due to the maturity of the market segments they serve and the age of that product line, and we may experience further declines in sales of those products.
          Our aggregate sales of all of our brand name nutritional products, including, among others, Ferro-Sequels, Stresstabs, Protegra, Posture, SoyCare, ALLBEE, and Z-BEC, have declined each year since 1998 through the year 2006, except in 2002 when they increased slightly as compared to 2001. We believe that these products have under-performed because they are, for the most part, aging brands with limited brand recognition that face increasing private label competition. The overall age of this product line means that we are subject to future distribution loss for under-performing brands, while our opportunities for new distribution on the existing product lines are limited. As a result, we do not expect significant sales growth of our existing brand name nutritional products, and we may experience further declines in overall sales of our brand name nutritional products in the future.
Our sales of specific vitamins and nutritional supplements could be negatively affected by media attention or other news developments that challenge the safety and effectiveness of those specific vitamins and nutritional supplements.
          Most growth in the vitamin and nutritional supplement industry is attributed to new products that tend to generate greater attention in the marketplace than do older products. Positive media attention resulting from new scientific studies or announcements can spur rapid growth in individual segments of the market, and also affect individual brands. Conversely, news that challenges individual segments or products can have a negative impact on the industry overall as well as on sales of the challenged segments or products. Most of our vitamin and nutritional supplements products serve well-established market segments and, absent unforeseen new developments or trends, are not expected to benefit from rapid growth. A few of our vitamin and nutritional products are newer products that are more likely to be the subject of new scientific studies or announcements, which could be either positive or negative. News or other developments that challenge the safety or effectiveness of these products could negatively affect the profitability of our vitamin and nutritional supplements business.
We could suffer monetary damages, incur substantial costs or be prevented from using technologies important to our products as a result of a number of pending legal proceedings.
          We are involved in various legal proceedings arising out of our consumer diagnostics, nutritional supplements and professional diagnostics business. Because of the nature of our business, we may be subject at any particular time to commercial disputes, consumer product claims or various other lawsuits arising in the ordinary course of our business, including employment matters, and we expect that this will continue to be the case in the future. Such lawsuits generally seek damages, sometimes in substantial amounts, for commercial or personal injuries allegedly suffered and can include claims for punitive or other special damages. An adverse ruling or rulings in one or more such lawsuits could, individually or in the aggregate, have a material adverse effect on our sales, operations or financial performance. In addition, we aggressively defend our patent and other intellectual property rights. This often involves bringing infringement or other commercial claims against third parties. These suits can be expensive and result in counterclaims challenging the validity of our patents and other rights. We cannot assure you that these lawsuits or any future lawsuits relating to our businesses will not have a material adverse effect on us.
Because sales of our private label nutritional supplements are generally made at low margins, the profitability of these products may suffer significantly as a result of relatively small increases in raw material or other manufacturing costs.
          Sales of our private label nutritional supplements, which for the years ended December 31, 2006 and 2005 provided approximately 13% and 16%, respectively, of our net product sales, generate low profit margins. We rely on our ability to efficiently mass produce nutritional supplements in order to make meaningful profits from these products. Changes in raw material or other manufacturing costs can drastically cut into or eliminate the profits generated from the sale of a particular product. For the most part, we do not have long-term supply contracts for our required raw materials and, as a result, our costs can increase with little notice. The private label nutritional supplements business is also highly competitive such that our ability to raise prices as a result of increased costs is limited.

Customers generally purchase private label products via purchase order, not through long-term contracts, and they often purchase these products from the lowest bidder on a product by product basis. The internet has enhanced price competition among private label manufacturers through the advent of on-line auctions, where customers will auction off the right to manufacture a particular product to the lowest bidder. The resulting margin erosion in our nutritionals business has resulted in a reduction in our overall gross margin over the last several years and contributed to our losses in 2006.
Our financial condition or results of operations may be adversely affected by international business risks.
          Approximately 41% and 42% of our net revenue was generated from outside the United States for the years ended December 31, 2006 and 2005, respectively. A significant number of our employees, including manufacturing, sales, support and research and development personnel, are located in foreign countries, including England, Scotland, Japan, China and Israel. Conducting business outside the United States subjects us to numerous risks, including:
•	increased costs or reduced revenue as a result of movements in foreign currency exchange rates;

•	decreased liquidity resulting from longer accounts receivable collection cycles typical of foreign countries;

•	lower productivity resulting from difficulties managing sales, support and research and development operations across many countries;

•	lost revenues resulting from difficulties associated with enforcing agreements and collecting receivables through foreign legal systems;

•	lost revenues resulting from the imposition by foreign governments of trade protection measures;

•	higher cost of sales resulting from import or export licensing requirements;

•	lost revenues or other adverse affects as a result of economic or political instability in or affecting foreign countries in which we sell our products or operate; and

•	adverse effects resulting from changes in foreign regulatory or other laws affecting the sales of our products or our foreign operations.
Because our business relies heavily on foreign operations and revenues, changes in foreign currency exchange rates and our need to convert currencies may negatively affect our financial condition and results of operations.
          Our business relies heavily on our foreign operations. Five of our manufacturing operations are conducted outside the United States, in Bedford, England; Hangzhou and Shanghai, China; Matsudo, Japan and Yavne, Israel. We have consolidated much of our cardiovascular-related research and development in Scotland and we intend to establish a significant manufacturing operation there. Approximately 41% and 42% of our net revenue was generated from outside the United States for the years ended December 31, 2006 and 2005, respectively. In addition, the Abbott rapid diagnostics business generates a majority of its sales outside the United States, and all of the revenues of the Determine business are derived outside of the United States. Because of our foreign operations and foreign sales, we face exposure to movements in foreign currency exchange rates. Our primary exposures are related to the operations of our European subsidiaries and our manufacturing facilities in China and Japan. These exposures may change over time as business practices evolve and could result in increased costs or reduced revenue and could affect our actual cash flow.
Intense competition could reduce our market share or limit our ability to increase market share, which could impair the sales of our products and harm our financial performance.
          The medical products industry is rapidly evolving, and developments are expected to continue at a rapid pace. Competition in this industry, which includes both our consumer diagnostics and professional diagnostics businesses, is intense and expected to increase as new products and technologies become available and new competitors enter the market. Our competitors in the United States and abroad are numerous and include, among others, diagnostic testing and medical products companies, universities and other research institutions.
          Our future success depends upon maintaining a competitive position in the development of products and technologies in our areas of focus. Our competitors may:
•	develop technologies and products that are more effective than our products or that render our technologies or products obsolete or noncompetitive;

•	obtain patent protection or other intellectual property rights that would prevent us from developing potential products; or

•	obtain regulatory approval for the commercialization of their products more rapidly or effectively than we do.
Also, the possibility of patent disputes with competitors holding foreign patent rights may limit or delay expansion possibilities for our diagnostics businesses in certain foreign jurisdictions. In addition, many of our existing or potential competitors have or may have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources.
          The market for the sale of vitamins and nutritional supplements is also highly competitive. This competition is based principally upon price, quality of products, customer service and marketing support. There are numerous companies in the vitamins and nutritional supplements industry selling products to retailers such as mass merchandisers, drug store chains, independent drug stores, supermarkets, groceries and health food stores. As most of these companies are privately held, we are unable to obtain the information necessary to assess precisely the size and success of these competitors. However, we believe that a number of our competitors, particularly manufacturers of nationally advertised brand name products, are substantially larger than us and have greater financial resources.
The rights we rely upon to protect the intellectual property underlying our products may not be adequate, which could enable third parties to use our technology and would reduce our ability to compete in the market.
           Our success will depend in part on our ability to develop or acquire commercially valuable patent rights and to protect our intellectual property. Our patent position is generally uncertain and involves complex legal and factual questions. The degree of present and future protection for our proprietary rights is uncertain.
          The risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:
•	the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents;

•	the claims of any patents which are issued may not provide meaningful protection;

•	we may not be able to develop additional proprietary technologies that are patentable;

•	the patents licensed or issued to us or our customers may not provide a competitive advantage;

•	other parties may challenge patents or patent applications licensed or issued to us or our customers;

•	patents issued to other companies may harm our ability to do business; and

•	other companies may design around technologies we have patented, licensed or developed.
          In addition to patents, we rely on a combination of trade secrets, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If these measures do not protect our rights, third parties could use our technology and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection or prosecute potential infringements of our patents. Our trade secrets may also become known through other means not currently foreseen by us. Despite our efforts to protect our intellectual property, our competitors or customers may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing on any of our intellectual property rights or design around our proprietary technologies.
Claims by others that our products infringe on their proprietary rights could adversely affect our ability to sell our products and could increase our costs.
          Substantial litigation over intellectual property rights exists in both the consumer and professional diagnostic industries. We expect that our products in these industries could be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents which our products or technology may infringe. Any of these third parties might make a claim of infringement against us. Any litigation could result in the expenditure of significant financial resources and the diversion of management’s time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, have an impact on prospective customers, cause product shipment delays or require us to develop non-infringing technology, make substantial payments to third parties, or enter into royalty or license agreements, which may not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our revenue may decrease and we could be exposed to legal actions by our customers.
We have initiated, and may need to further initiate, lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive and, if we lose, could cause us to lose some of our intellectual property rights, which would reduce our ability to compete in the market.
          We rely on patents to protect a portion of our intellectual property and our competitive position. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:
•	assert claims of infringement;

•	enforce our patents;

•	protect our trade secrets or know-how; or

•	determine the enforceability, scope and validity of the proprietary rights of others.
Currently, we have initiated a number of lawsuits against competitors whom we believe to be selling products that infringe our proprietary rights. These current lawsuits and any other lawsuits that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert claims against us.
          Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. We may not prevail in any of these suits and the damages or other remedies awarded, if any, may not be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these results to be negative, our stock price could decline.
In December 2005, we learned that the Securities and Exchange Commission, or the SEC, had issued a formal order of investigation in connection with the previously disclosed revenue recognition matter at one of our diagnostic divisions. We cannot predict what the outcome of this investigation will be.
          In December 2005, we learned that the SEC had issued a formal order of investigation in connection with the previously disclosed revenue recognition matter at one of our diagnostic divisions, and we subsequently received a subpoena for documents. We believe that we have fully responded to the subpoena and have continued to fully cooperate with the SEC’s investigation. We cannot predict whether the SEC will seek additional information or what the outcome of its investigation will be.
In March 2006, the Federal Trade Commission, or the FTC, opened a preliminary, non-public investigation into our acquisition of the Innovacon business to determine whether this acquisition may be anticompetitive. We cannot predict what the outcome of this investigation will be.
          In March 2006, the FTC opened a preliminary, non-public investigation into our then-pending acquisition of the Innovacon business we acquired from ACON Laboratories to determine whether this acquisition may be anticompetitive, and we subsequently received a Civil Investigative Demand and a subpoena requesting documents. We believe that we have fully responded to the Civil Investigative Demand, and we are continuing to produce documents in connection with the subpoena and to otherwise cooperate with the FTC’s investigation. We cannot predict whether the FTC will seek additional information or what the outcome of this investigation will be. The FTC generally has the power to commence administrative or federal court proceedings seeking injunctive relief or divestiture of assets. In the event that an order were to be issued requiring divestiture of significant assets or imposing other injunctive relief, our business, financial condition and results of operations could be materially adversely affected.
Non-competition obligations and other restrictions will limit our ability to take full advantage of our management team, the technology we own or license and our research and development capabilities.
          Members of our management team have had significant experience in the diabetes field. In addition, technology we own or license may have potential applications to this field and our research and development capabilities could be applied to this field. However, in conjunction with our split-off from Inverness Medical Technology, Inc., or IMT, we agreed not to compete with IMT and Johnson & Johnson in the field of diabetes through 2011. In addition, our license agreement with IMT prevents us from using any of the licensed technology in the field of diabetes. As a result of these restrictions, we cannot pursue opportunities in the field of diabetes.

Our operating results may fluctuate due to various factors and as a result period-to-period comparisons of our results of operations will not necessarily be meaningful.
          Factors relating to our business make our future operating results uncertain and may cause them to fluctuate from period to period. Such factors include:
•	the timing of new product announcements and introductions by us and our competitors;

•	market acceptance of new or enhanced versions of our products;

•	changes in manufacturing costs or other expenses;

•	competitive pricing pressures;

•	the gain or loss of significant distribution outlets or customers;

•	increased research and development expenses;

•	the timing of any future acquisitions;

•	general economic conditions; or

•	general stock market conditions or other economic or external factors.
Because our operating results may fluctuate from quarter to quarter, it may be difficult for us or our investors to predict future performance by viewing historical operating results.
Period-to-period comparisons of our operating results may not be meaningful due to our acquisitions.
          We have engaged in a number of acquisitions in recent years, which makes it difficult to analyze our results and to compare them from period to period. Significant acquisitions include our acquisitions of IVC Industries, Inc. in March 2002, Wampole in September 2002, Ostex in June 2003, ABI in August 2003, the Abbott rapid diagnostics product lines in September 2003, Binax and Ischemia in March 2005, the Determine business in June 2005, BioStar in September 2005, the Innovacon business in March 2006, Instant in March 2007 and Biosite in June 2007. Period-to-period comparisons of our results of operations may not be meaningful due to these acquisitions and are not indications of our future performance. Any future acquisitions, including the pending acquisition of Cholestech, will also make our results difficult to compare from period to period in the future.
Our stock price may fluctuate significantly, and stockholders who buy or sell our common stock may lose all or part of the value of their investment, depending on the price of our common stock from time to time.
          Our common stock has been listed on the American Stock Exchange since November 23, 2001, and we have a limited market capitalization. As a result, we are currently followed by only a few market analysts and a portion of the investment community. Limited trading of our common stock may therefore make it more difficult for you to sell your shares.
          In addition, our share price may be volatile due to fluctuations in our operating results, as well as factors beyond our control. It is possible that in some future periods the results of our operations will be below the expectations of the public market. If this occurs, the market price of our common stock could decline. Furthermore, the stock market may experience significant price and volume fluctuations, which may affect the market price of our common stock for reasons unrelated to our operating performance. The market price of our common stock may be highly volatile and may be affected by factors such as:
•	quarterly and annual operating results, including failure to meet the performance estimates of securities analysts;

•	changes in financial estimates of revenues and operating results or buy/sell recommendations by securities analysts;

•	the timing of announcements by us or our competitors of significant products, contracts or acquisitions or publicity regarding actual or potential results or performance thereof;

•	changes in general conditions in the economy, the financial markets or the health care industry;

•	government regulation in the health care industry;

•	changes in other areas such as tax laws;

•	sales of substantial amounts of our common stock or the perception that such sales could occur;

•	changes in investor perception of our industry, businesses or prospects;

•	the loss of key employees, officers or directors; or

•	other developments affecting us or our competitors.
Anti-takeover provisions in our organizational documents and Delaware law may limit the ability of our stockholders to control our policies and effect a change of control of us and may prevent attempts by our stockholders to replace or remove our current management, which may not be in your best interests.
          There are provisions in our certificate of incorporation and bylaws that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests, and may prevent attempts by our stockholders to replace or remove our current management. These provisions include the following:
•	our certificate of incorporation provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a staggered board. By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our board of directors in control for a longer period of time than stockholders may desire;

•	our certificate of incorporation authorizes our board of directors to issue shares of preferred stock without stockholder approval and to establish the preferences and rights of any preferred stock issued, which would allow the board to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change in control;

•	our certificate of incorporation prohibits our stockholders from filling board vacancies, calling special stockholder meetings or taking action by written consent;

•	our certificate of incorporation provides for the removal of a director only with cause and by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors; and

•	our bylaws require advance written notice of stockholder proposals and director nominations.
Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which, in general, imposes restrictions upon acquirers of 15% or more of our stock. Finally, the board of directors may in the future adopt other protective measures, such as a stockholder rights plan, which could delay, deter or prevent a change of control.
Risks related to the notes and our common stock
Because we do not intend to pay dividends on our common stock, you will benefit from an investment in our common stock only if it appreciates in value.
          We currently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any dividends on our common stock in the foreseeable future. In addition, our secured credit facilities currently prohibit the payment of cash dividends. As a result, the success of your investment in our common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the value at which you purchased your shares.
We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.
          On May 15, 2016 the notes will become due and payable and we will be required to pay the principal and accrued interest on all notes outstanding on that date. Holders may also require us to purchase their notes upon a fundamental change as described under “Description of Notes — Fundamental change or termination of trading permits holders to require us to purchase notes.” A fundamental change may also constitute an event of default, and result in the effective acceleration of the maturity of our then-existing indebtedness, under another indenture or other agreement. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price or fundamental change purchase price for the notes tendered by the holders in cash.
          Further, our ability to pay the outstanding principal and interest on the notes or fundamental change repurchase price for the notes in cash will be subject to limitations we may have in our credit facilities or any other indebtedness we may have in the future. If you convert your notes or require us to repurchase them, we may seek the consent of our lenders or attempt to refinance our debt, but there can be no assurance that we will be able to do so.
          Failure by us to purchase the notes when required will result in an event of default with respect to the notes, which may also result in the acceleration of our other indebtedness.
Future sales of our common stock in the public market, including shares issuable upon conversion of the notes, or the issuance of other equity may adversely affect the market price of our common stock and the value of the notes.
          Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.
Although the notes are referred to as “senior notes,” the notes are effectively subordinated to the rights of our existing secured creditors and any liabilities of our subsidiaries.
          The notes are our senior unsecured obligations and rank equal in right of payment to all of our other existing and future senior indebtedness. The notes are not guaranteed by any of our subsidiaries and accordingly are structurally subordinated to all of the indebtedness and other liabilities of our subsidiaries, including all indebtedness under our secured credit facilities and our existing senior subordinated notes, all of which are secured by assets or guaranteed by various of our subsidiaries. The notes are also effectively subordinated to all of our secured indebtedness.
          Holders of our existing and future secured indebtedness will have claims that are senior to your claims as holders of the notes, to the extent of the value of the assets securing such other indebtedness. The notes will be effectively subordinated to existing secured financings and any other secured indebtedness incurred by us. As a result, in the event of any distribution or payment of our assets in any bankruptcy, liquidation or dissolution, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our general creditors, based on the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.
A fundamental change may adversely affect us or the notes.
          Our secured credit facilities provide that certain fundamental changes with respect to us will constitute a default. In addition, future debt we incur may limit our ability to repurchase the notes upon a fundamental change or require us to offer to redeem that future debt upon a fundamental change. Moreover, if you or other investors in our notes exercise the repurchase right for a fundamental change, it may cause a default under that debt, even if the fundamental change itself does not cause a default, due to the financial effect of such a purchase on us. Finally, if a fundamental change event occurs, we cannot assure you that we will have enough funds to repurchase all the notes.
          Furthermore, the fundamental change provisions, including the provisions requiring us to increase the conversion rate by a number of additional shares related to conversions in connection with a make-whole fundamental change, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.
A make-whole fundamental change may not sufficiently compensate you for a loss of liquidity in our common stock.
          The conversion rate applicable to the notes will be increased upon the occurrence of a make-whole fundamental change as more particularly described under “Description of Notes—Conversion rights—Adjustment to shares delivered upon conversion upon make-whole fundamental changes,” however, if the actual price applicable to any particular make-whole fundamental change is greater than $160 per share of our common stock or less than $40.23 per share of our common stock, then there will be no adjustment. Therefore, to the extent that any adjustment would fall outside the range of $160 and $40.23 but for the limitations set forth in the notes, you will not receive any such adjustment.
          In addition, any such adjustment will result in additional shares of common stock becoming issuable upon conversion of the notes and therefore will be dilutive to holders of our common stock.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.
          We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in “Risk Factors” and in “Special Statement Regarding Forward-Looking Statements,” many of which are beyond our control.
The notes are not protected by restrictive covenants.
          The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes—Fundamental change or termination of trading permits holders to require us to purchase notes,” “Description of Notes—Conversion rights—Adjustment to shares delivered upon conversion upon make-whole fundamental changes” and “Description of Notes—Consolidation, merger and sale of assets.”
          The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.
          If a specified corporate transaction that constitutes a make-whole fundamental change occurs prior to May 15, 2016, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of Notes—Conversion rights—Adjustment to shares delivered upon conversion upon make-whole fundamental changes.” The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.
          Our obligation to increase the conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
The conversion rate of the notes may not be adjusted for all dilutive events.
          The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.
The conversion rate of the notes may be adjusted based upon the daily volume weighted average price per share of our common stock for the thirty consecutive trading days ending on May 9, 2008, and any such adjustment will be dilutive to the holders of our common stock and could have an adverse effect on the price of our common stock.
          The conversion rate applicable to the notes will be increased if the daily volume weighted average price per share of our common stock for the thirty consecutive trading days ending on May 9, 2008 is less than $40.23 (adjusted for any stock splits, stock dividends, recapitalizations or other similar events). In that event, the conversion rate will be adjusted to be the greater of 130% of such average and $40.23 (in each case adjusted for any stock splits, stock dividends, recapitalizations or other similar events), but no such adjustment will decrease the then applicable conversion rate. Any such adjustment will result in additional shares of common stock becoming issuable upon conversion of the notes and therefore will be dilutive to holders of our common stock.
Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.
          Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

There is no established trading market for the notes.
          There is no established trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. Future trading prices of the notes will depend on many factors, including:
          • our operating performance and financial condition;
          • our ability to have a resale registration statement covering the notes and the common stock issuable upon conversion of the notes declared effective by the Securities and Exchange Commission;
          • the interest of securities dealers in making a market; and
          • the market for similar securities.
Historically, the markets for non-investment grade debt securities have been subject to disruptions that have caused volatility in prices. It is possible that the markets for the notes will be subject to disruptions. Any such disruptions may have a negative effect on a holder of the notes, regardless of our prospects and financial performance.
You may be deemed to have received a taxable distribution without the receipt of any cash.
          The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code of 1986, as amended, referred to as the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Certain of the conversion rate adjustments with respect to the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will result in deemed distributions to the holders of notes even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. If you are a non-U.S. holder (as defined in “Certain United States Federal Income Tax Considerations”), such deemed dividend may be subject to United States withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain United States Federal Income Tax Considerations.”
Interest on the notes may not be deductible for United States federal income tax purposes.
          The deductibility of interest is subject to many limitations under the Code. We may not be able to deduct, in whole or in part, the interest on the notes. The availability of an interest deduction on the notes was not determinative in our issuance of the notes.

RATIO OF EARNINGS TO FIXED CHARGES
          Our consolidated ratio of earnings to fixed charges is as follows for the periods indicated:

	Three Months Ended		Year Ended
	March 31,		December 31,
	2007	2006	2006	2005	2004		2003	2002
	(unaudited)
Ratio of Earnings to Fixed Charges	2.9x	0.8x (2)	0.6 (2)x	0.5x (2)	0.4x	(2)	2.0x	—(2)

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

(2)	Due to the loss from operations for the three months ended March 31, 2006 and the years ended December 31, 2006, 2005, 2004, and 2002 there were insufficient earnings of $1.2 million, $11.8 million, $12.4 million, $14.3 million and $19.2 million, respectively, to cover fixed charges.
SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other “forward-looking” information. There may be events in the future that we are not able to predict accurately or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We caution investors that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those we discuss in this prospectus. These differences may be the result of various factors, including those factors identified from time to time in our periodic filings with the SEC. Some important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements are as follows:
•	economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates, and the potential effect of such fluctuations on revenues, expenses and resulting margins;

•	competitive factors, including technological advances achieved and patents attained by competitors and generic competition;

•	domestic and foreign healthcare changes resulting in pricing pressures, including the continued consolidation among healthcare providers, trends toward managed care and healthcare cost containment and government laws and regulations relating to sales and promotion, reimbursement and pricing generally;

•	government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products and licensing;

•	manufacturing interruptions, delays or capacity constraints or lack of availability of alternative sources for components for our products, including our ability to successfully maintain relationships with suppliers, or to put in place alternative suppliers on terms that are acceptable to us;

•	difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals or clearances in the United States and abroad and the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights which can preclude or delay commercialization of a product;

•	significant litigation adverse to us including product liability claims, patent infringement claims and antitrust claims;

•	our ability to comply with regulatory requirements, including the outcome of the SEC’s ongoing investigation into the revenue recognition issues at our Wampole subsidiary disclosed in June 2005 and the ongoing inquiry by the Federal Trade Commission into our acquisition of certain assets from Acon Laboratories;

•	product efficacy or safety concerns resulting in product recalls or declining sales;

•	the impact of business combinations and organizational restructurings consistent with evolving business strategies;

•	our ability to reach a definitive agreement with The Procter & Gamble Company regarding the proposed joint venture transaction that we have previously announced and our ability to complete the proposed joint venture;

•	our ability to satisfy the financial covenants and other conditions contained in the agreements governing our indebtedness;

•	our ability to obtain required financing on terms that are acceptable to us; and

•	the issuance of new or revised accounting standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or the SEC.
     The foregoing list sets forth many, but not all, of the factors that could impact upon our ability to achieve results described in any forward-looking statements. Readers should not place undue reliance on our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described above and elsewhere in this prospectus could harm our business, prospects, operating results and financial condition. We do not undertake any obligation to update any forward-looking statements as a result of future events or developments.
NO PROCEEDS
     The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of the securities or conversion of the notes. Certain of the shares of our common stock offered by this prospectus are issuable upon conversion of the notes.

SELLING SECURITY HOLDERS
We are filing this registration statement pursuant to (a) Registration Rights Agreements dated May 14, 2007 entered into in connection with the issue and sale of the notes between us and funds affiliated with the accredited institutional investors listed on the table below under the heading “Note Selling Security Holders” (to whom we refer herein as the Note selling security holders); (b) the Stock Purchase Agreement dated March 12, 2007 entered into in connection with our acquisition of seventy-five percent of the issued and outstanding capital stock of Instant Technologies, Inc., or the Instant Agreement, by and among us, Instant Technologies, Inc., and the entities listed on the table below under the heading “Instant Selling Security Holders” (to whom we refer herein as the Instant selling security holders) and (c) the Stock Purchase Agreements dated June 7, 2007 entered into in connection with our acquisition of all of the issued and outstanding capital stock of Quality Assured Services, Inc., or the QAS Agreements, among us, Quality Assured Services, Inc. and the individuals listed on the table below under the heading “QAS Selling Security Holders” (to whom we refer herein as the QAS selling security holders).
On May 14, 2007, we issued and sold a total of $150,000,000 aggregate principal amount of the notes in a private placement to certain purchasers who represented to us that they were “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended). The Note selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of our common stock issuable upon conversion of the notes. The Instant selling security holders are offering an aggregate of up to 314,343 shares of our common stock issued to them as partial consideration for our acquisition of Instant Technologies, Inc. The QAS selling security holders are offering up to an aggregate 273,642 shares of our common stock issued to them as partial consideration for our acquisition of Quality Assured Services, Inc. We are registering the aforementioned notes and shares of common stock in order to permit such selling security holders to offer the notes and the shares for resale from time to time. We have agreed to pay all expenses in connection with this offering, not including underwriting discounts, concessions, commissions or fees of the selling security holders or any fees and expenses of counsel or other advisors to the selling security holders.
Under the terms of the registration rights agreements entered into in connection with the issue and sale of the notes, we undertook to file a registration statement with regard to the notes and our shares of common stock issuable upon conversion of the notes and, subject to certain exceptions, to keep that registration statement effective until earlier of the second anniversary of the original date of issuance of the notes and the date there are no longer any registrable securities. See “Description of Notes—Registration rights.” The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.
Under the terms of the Instant Agreement, we agreed to file the registration statement of which this prospectus is a part to register the sale by the Instant selling security holders of the shares of common stock issued to them. We also agreed to keep the registration statement effective for a period of one year following the date it is declared effective by the Securities and Exchange Commission.
Under the terms of the QAS Agreements, we agreed to file the registration statement of which this prospectus is a part to register the sale by the QAS selling security holders of the shares of common stock issued to them.
The selling security holders named below have advised us that they currently intend to sell the notes and our shares of common stock set forth below pursuant to this prospectus. Additional selling security holders may choose to sell notes and our shares of common stock from time to time upon notice to us. None of the selling security holders named below has, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates.
Unless the securities were purchased pursuant to this registration statement, before a security holder not named below may use this prospectus in connection with an offering of securities, this prospectus will be amended or supplemented to include the name and amount of notes and common stock beneficially owned by the selling security holder and the amount of notes and common stock to be offered. Any amended or supplemented prospectus will also disclose whether any selling security holder selling in connection with that amended or supplemented prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended prospectus.
The following table sets forth, for each selling security holder, the total amount of notes or number of shares of common stock, as applicable, currently beneficially owned, the amount of notes or shares of common stock, as applicable, covered by this prospectus and the total amount of notes or shares of common stock, as applicable, that the selling security holder will beneficially own upon completion of this offering. The amounts set forth below are based solely upon information provided to us by the selling security holders and represents the most current information provided to us by the selling security holders. It is possible, however, that a selling security holder may acquire or dispose of additional notes or shares of common stock, as applicable, from time to time after the date of this prospectus. This table assumes that all of the Note selling security holders will fully convert the notes for shares of our common stock and cash, and that the Note selling security holders will sell all shares of common stock that they receive pursuant to such conversion. This table further assumes that each Instant and QAS selling security holder will sell all of the shares of common stock covered by this prospectus. We cannot assure you that the selling security holders will sell all or any portion of the securities offered hereby.

Note Selling Security Holders

					Shares of
	Amount of		Shares of	Shares of	Common
	Notes	Amount of	Common Stock	Common Stock	Stock to be	Percentage of
Selling Security	Beneficially	Notes Offered	Beneficially	Offered	Owned After	All Common
Holder (1)	Owned ($)	Hereby($)(2)	Owned(3)	Hereby(2)(3)	Offering	Stock (2)(4)
Fidelity Puritan Trust:
Fidelity Balanced Fund (5)	$9,274,000	$9,274,000	1,146,834	177,326	969,508	2.07%
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund (5)	517,000	517,000	72,513	9,885	62,628	*
Variable Insurance Products Fund III: Balanced Portfolio (5)	186,000	186,000	22,527	3,556	18,971	*
Fidelity Financial Trust:
Fidelity Convertible Securities Fund	21,000,000	21,000,000	401,536	401,536	0	*
Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund (5)	719,000	719,000	976,534	13,747	962,787	2.05
Variable Insurance Products Fund IV: Health Care Portfolio (5)	86,000	86,000	28,775	1,644	27,131	*
Fidelity Select Portfolios:
Health Care Portfolio (5)	2,190,000	2,190,000	735,827	41,874	693,953	1.48
Fidelity Select Portfolios:
Medical Delivery Portfolio (5)	677,000	677,000	1,251,644	12,944	1,238,700	2.64
Fidelity Central Investment Portfolio LLC: Fidelity Healthcare Central Investment Portfolio (5)	851,000	851,000	362,771	16,271	346,500	*
Fidelity Financial Trust:
Fidelity Strategic Dividend & Income Fund	4,000,000	4,000,000	76,483	76,483	0	*
Morgan Stanley Convertible Securities Trust	1,360,000	1,360,000	26,004	26,004	0	*
Van Kampen Harbor Fund	2,640,000	2,640,000	50,478	50,478	0	*
Jeffries & Company, Inc. (6)	12,500,000	12,500,000	239,010	239,010	0	*
OCM Convertible Trust	1,685,000	1,685,000	32,218	32,218	0	*
Delaware Public Employee’s Retirement System	2,985,000	2,985,000	57,075	57,075	0	*
Vanguard Convertible Securities Fund, Inc.	8,400,000	8,400,000	160,614	160,614	0	*
Microsoft Capital Group, L.P. — Domestic Convertible	530,000	530,000	10,134	10,134	0	*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	515,000	515,000	9,847	9,847	0	*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	285,000	285,000	5,449	5,449	0	*
International Truck & Engine Corporation Retiree Health Benefit Trust	310,000	310,000	5,927	5,927	0	*
F.M. Kirby Foundation, Inc.	915,000	915,000	17,495	17,495	0	*
Virginia Retirement System	5,330,000	5,330,000	101,913	101,913	0	*
ACE Tempest Reinsurance Ltd.	1,185,000	1,185,000	22,658	22,658	0	*
National Railroad Retirement Investment Trust	2,860,000	2,860,000	54,685	54,685	0	*
Privilege Portfolio SIVAC	8,000,000	8,000,000	152,966	152,966	0	*
Arkansas P.E.R.S.	1,525,000	1,525,000	29,159	29,159	0	*
Boilermakers Blacksmith Pension Trust	1,665,000	1,665,000	31,836	31,836	0	*
FPL Group Employees Pension Plan	810,000	810,000	15,487	15,487	0	*
Columbia Convertible Securities Fund	10,000,000	10,000,000	191,208	191,208	0	*
Allstate Insurance Company	3,000,000	3,000,000	57,362	57,362	0	*
CC Arbitrage, Ltd.	1,500,000	1,500,000	28,681	28,681	0	*
Pioneer Funds — US Corp High Yield Bond	65,000	65,000	1,242	1,242	0	*
ING Pioneer High Yield Portfolio	35,000	35,000	15,769	669	15,100	*
Pioneer High Yield Fund	1,240,000	1,240,000	23,709	23,709	0	*
Pioneer High Yield VCT Portfolio	35,000	35,000	669	669	0	*
Evergreen Balanced Fixed Income Fund	950,000	950,000	118,164	18,164	100,000	*
Evergreen Diversified Income Builder Fund	13,500,000	13,500,000	258,130	258,130	0	*
Evergreen Variable Annuity Diversified Income Builder Fund	4,000,000	4,000,000	76,483	76,483	0	*
Evergreen Variable Annuity Balanced Fixed Income Fund	50,000	50,000	7,456	956	6,500	*
Whitebox Convertible Arbitrage Partners, LP	1,724,000	1,724,000	32,964	32,964	0	*
HFR RVA Combined Master Trust	80,000	80,000	1,529	1,529	0	*
Guggenheim Portfolio Company XXXI, LLC	196,000	196,000	3,747	3,747	0	*
Unidentified Selling Security Holders (7)	20,625,000	20,625,000	394,366	394,366	0	*

Instant Selling Security Holders

Selling Security Holder	Shares of	Shares of Common	Shares of Common	Percentage of All
	Common Stock	Stock Offered	Stock to be Owned	Common
	Beneficially	Hereby	After Offering (8)	Stock (4)
	Owned
James T. Ramsey (9)	174,838	174,838	0	*
Gerald T. Ramsey	69,753	69,753	0	*
Tara Ramsey	34,876	34,876	0	*
Edward Bennett	34,876	34,876	0	*
QAS Selling Security Holders

Selling Security Holder	Shares of	Shares of Common	Shares of Common	Percentage of All
	Common Stock	Stock Offered	Stock to be Owned	Common
	Beneficially	Hereby	After Offering (8)	Stock (4)
	Owned
Timothy Dunn	49,253	49,253	0	*
Michael Visnich (10)	197,011	197,011	0	*
Nestor Rentas	770	770	0	*
Pershing LLC Cust FBO IRA Roland K. Molinet	6,157	6,157	0	*
Brian Bellissimo	3,294	3,294	0	*
Michael Fine	3,294	3,294	0	*
Nancy Clubb	3,294	3,294	0	*
Nancy and Richard Clubb	1,847	1,847	0	*
Terry Johnson	7,183	7,183	0	*
Quality America, Inc.	1,539	1,539	0	*

*	Less than 1%.

(1)	Each of Morgan Stanley Convertible Securities Trust, Van Kampen Harbor Fund and Jefferies & Company, Inc. is registered as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, as amended. Accordingly, each is, under the interpretations of the SEC, an “underwriter” within the meaning of the Securities Act of 1933, as amended. Please see “Plan of Distribution” for required disclosure regarding these selling security holders. Additionally, certain other of the selling security holders have identified themselves as affiliates of registered broker-dealers. Each such selling security holder has represented to us that it acquired its notes or common stock issuable upon conversion of the notes in the ordinary course of business and, at the time of the purchase of the notes or such common stock, had no agreements or understandings, directly or indirectly, with any person to distribute the notes or such common stock. To the extent that we become aware that any such selling security holder did not acquire its notes or common stock issuable upon conversion of the notes in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act of 1933, as amended.

(2)	Because a Note selling security holder may sell all or a portion of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, an estimate cannot be given as to the amount or percentage of notes and common stock that the Note selling security holder will hold upon consummation of any sales. The information presented assumes that all of the Note selling security holders will fully convert the notes for shares of our common stock and cash, and that the Note selling security holders will sell all shares of our common stock that they receive pursuant to such conversion.

(3)	Includes shares of common stock issuable upon conversion of the notes. The number of shares of our common stock issuable upon conversion of the notes is calculated assuming the conversion of the full amount of notes held by such Note selling security holder at the initial conversion price of $52.299, which equals an initial conversion rate of 19.1208 shares per $1,000 principal amount of the notes. This conversion price is subject to adjustment as described under “Description of Notes—Conversion rights—Conversion rate adjustments,” “Description of Notes—Conversion rights—Adjustment to conversion rate on May 9, 2008” and “Description of Notes—Conversion rights—Adjustment to shares delivered upon conversion upon make-whole fundamental changes.” Accordingly, the number of shares of our common stock offered hereby may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(4)	This number represents the percentage of common stock to be owned by the selling security holder upon completion of the offering, based on 46,912,714 shares of common stock outstanding as of June 30, 2007.

(5)	The entity is a registered investment fund (the “Fund”) advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,755,674 shares of the common stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the securities owned by the Fund.

Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees.

(6)	The selling security holder was a lender under the second lien credit facility in the Company’s June 26, 2007 financing, also referred to in this prospectus as the junior secured facility.

(7)	Information about other selling security holders will be set forth in one or more prospectus supplements or amendments, if required. Assumes that any other holders of notes, or any future transferees, pledges, donees or successors of or from any such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(8)	Assumes that the Instant or QAS selling security holder, as applicable, will sell all shares of common stock offered by it under this prospectus.

(9)	Mr. Ramsey is the president of Instant Technologies, Inc. and is the owner of twenty-five percent of the issued and outstanding shares of the capital stock of Instant Technologies, Inc.

(10)	Mr. Visnich is the chief executive officer of Quality Assured Services, Inc.

DESCRIPTION OF NOTES
Description of notes, indenture and registration rights
     We issued the notes under the indenture between us and U.S. Bank Trust National Association, as trustee. Initially, the trustee will also act as paying agent, registrar and conversion agent for the notes. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The notes and the shares of common stock issuable upon conversion of the notes, if any, are covered by registration rights agreements.
     You may obtain a copy of the indenture and the form of registration rights agreement from us as described under “Where You Can Find More Information” and “Incorporation of Documents by Reference.”
     The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreements, and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreements. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.
     For purposes of this description, references to “we,” “our” and “us” refer only to Inverness Medical Innovations, Inc. and not to its subsidiaries.
General
     The notes:
•	are our general unsecured, senior subordinated obligations;

•	bear interest from May 14, 2007 at an annual rate of 3%, payable on May 15 and November 15 of each year, beginning November 15, 2007;

•	will mature on May 15, 2016, unless earlier converted or repurchased;

•	have been issued in denominations of $1,000 and multiples of $1,000;

•	are represented by a registered note in global form, but in certain limited circumstances may be represented by notes in certificated definitive form. See “—Book-entry, settlement and clearance”; and

•	are eligible for trading on the PORTAL® market (although notes sold using this prospectus will no longer be eligible for trading in the PORTAL® market).
     Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into shares of our common stock, other than cash in lieu of fractional shares, initially at a conversion rate of 19.1208 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $52.299 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will pay shares of our common stock and cash in lieu of fractional shares of common stock, if any, based upon the closing price of the common stock on the trading day prior to the applicable conversion date. You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.
     The indenture does not limit the amount of debt which may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change or termination of trading permits holders to require us to purchase notes” and “—Consolidation, merger and sale of assets” below, and except for the provisions set forth under “—Conversion rights—Adjustment to shares delivered upon conversion upon make-whole fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.
     We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open-market purchases or negotiated transactions without prior notice to holders.
     We do not intend to list the notes on a national securities exchange or interdealer quotation system.
Payments on the notes; paying agent and registrar; transfer and exchange
     We will pay principal of certificated notes at the office or agency designated by us for that purpose. We have initially designated U.S. Bank Trust National Association as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest (including additional interest, if any) on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date for the interest payment, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.
     We will pay principal of and interest (including any additional interest) on notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.
     A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. You may not sell or otherwise transfer notes or the common stock issuable upon conversion of notes except in compliance with the provisions set forth below under “—Registration rights.” Also, we are not required to exchange or register a transfer of any note surrendered for conversion or selected for redemption.
     The registered holder of a note will be treated as its owner for all purposes.
Interest
     The notes bear interest at a rate of 3% per year until maturity. Interest on the notes began accruing on May 14, 2007 and will be payable semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2007. We will pay additional interest, if any, under the circumstances described under “—Events of default” and “—Registration rights.”
     Interest will be paid to the person in whose name a note is registered at the close of business on April 15 or October 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes is computed on the basis of a 360-day year composed of twelve 30-day months.
     If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change or termination of trading) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date or earlier required repurchase date upon a fundamental change or termination of trading would fall on a day that is not a business day, the required payment of interest, if any, and principal (and additional interest, if any), will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date or earlier required repurchase date upon a fundamental change or termination of trading to such next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.
Optional redemption
     The notes are not redeemable at our election prior to May 15, 2016, the maturity date of the notes.
Ranking
     The notes are our direct, senior subordinated, unsecured obligations and rank, or will rank:
•	senior in right of payment to our existing and future indebtedness that provides for its subordination to the notes;

•	equal in right of payment to our existing and future indebtedness providing for equal ranking with the notes; and

•	junior in right of payment to all of our other existing and future indebtedness, except for certain indebtedness to any of our majority-owned subsidiaries and indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business.
     We have agreed not to have any layer of indebtedness that is junior in right of payment to our senior indebtedness, unless the indebtedness ranks equal or junior in right of payment to the notes. For additional information, see “—Subordination of the notes” and “—No layering of indebtedness.”
     As of June 30, 2007, our total long-term debt pursuant to the senior credit facilities was $1,245,000,000, all of which ranks senior to the notes.
Conversion rights
Conversion events
     The principal amount of each note, or any portion of the principal amount which is $1,000 or a multiple of $1,000, is convertible at the option of the holder at the applicable conversion rate at any time on or after May 14, 2007 through the close of business on the business day immediately preceding May 15, 2016. The initial conversion rate is 19.1208 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $52.299 per share of common stock). The trustee will initially act as the conversion agent.
     The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and “the applicable conversion price,” respectively, and are subject to adjustment as described below.
     If a holder of notes has submitted notes for repurchase upon a fundamental change or termination of trading, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder prior to 10:00 a.m., New York City time, on the business day immediately preceding the repurchase date. If we are party to a transaction described in clause (2) or (3) of the definition of “fundamental change” as defined under “—Fundamental change or termination of trading permits holders to require us to purchase notes,” we will notify the holders of notes at least 20 scheduled trading days prior to the anticipated effective date for such transaction.
     “Scheduled trading day” means a day that is scheduled to be a day on which trading in securities generally occurs on the American Stock Exchange, or if our common stock is not then listed on the American Stock Exchange, on the other principal U.S. national or regional securities exchange on which our common stock is then traded. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.
Payments upon conversion
     Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a record date for the payment of interest and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the closing price of our common stock on the trading day prior to the applicable conversion date. Our delivery to you of the full number of shares of our common stock into which a note is convertible, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:
•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.
     As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.
     Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:
•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a fundamental change or termination of trading purchase date that is after a record date and on or prior to the third trading day after the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.
     For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in securities generally occurs on the American Stock Exchange or, if our common stock is not then listed on the American Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or quoted, “trading day” means a business day.
     For the purposes of determining payment upon conversion only, “market disruption event” means (i) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.
Taxes on shares issued
     If a holder converts notes, we will pay any and all documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax. In addition, we are not required to issue or deliver any such stock certificates unless and until the person or persons requesting the issue of the shares has paid to us the amount of the tax or established to our satisfaction that the tax has been paid.

Conversion procedures
     If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and pay funds, if any, equal to interest payable on the next interest payment date to which you are not entitled and, if required, any transfer or similar taxes.
     If you hold a certificated note, to convert you must:
•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.
     The date you comply with these requirements is the “conversion date” under the indenture. A holder receiving shares of our common stock upon conversion will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the close of business on the conversion date.
     If a holder has already delivered a purchase notice as described under “—Fundamental change or termination of trading permits holders to require us to purchase notes” with respect to a note, the holder may surrender that note for conversion only if the holder withdraws the notice prior to 10:00 a.m., New York City time, on the business day immediately preceding the repurchase date.
Conversion rate adjustments
     The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.
(1)	If we, while any of the notes are outstanding, exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:
     where,
CR’ = the conversion rate in effect immediately after the applicable ex-dividend date or effective date;

CR0 = the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution, or the effective date of such share split or combination, as applicable;

OS’ = the number of shares of our common stock outstanding prior to such ex-dividend date or effective date after giving effect to such dividend, distribution, share split or share combination; and

OS0 = the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date.

(2)	If we, while any of the notes are outstanding, issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):
     where,
CR’ = the conversion rate in effect immediately after the ex-dividend date for such issuance;

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such issuance;

OS0 = the number of shares of our common stock outstanding immediately after such ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

(3)	If we, while the notes are outstanding, distribute shares of any class of our capital stock, evidences of our indebtedness or other assets or property of ours, or warrants or rights to subscribe for or purchase securities, to all or substantially all holders of our common stock, excluding
•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;
then the conversion rate will be adjusted based on the following formula:
     where,
CR’ = the conversion rate in effect immediately after the ex-dividend date for such distribution;
CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;
SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and
FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, warrants or rights distributed with respect to one share of our common stock on the record date for such distribution.
With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:
     where,
CR’ = the conversion rate in effect immediately after the effective date of the adjustment;
CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment;
FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after, and including, the effective date of the spin-off; and
MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period after, and including, the effective date of the spin-off.
The adjustment to the conversion rate under the preceding paragraph will occur on the 10th trading day from, and including, the effective date of the spin-off; provided that in respect of any conversion within the 10 trading days immediately following, and including, the effective date of any spin-off, references within this clause (3) to “10 trading days” will be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.
(4)	If any cash dividend or other distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

     where,
CR’ = the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution;

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period immediately preceding the ex-dividend date for such dividend; and

C = the amount in cash per share we distribute to holders of our common stock.

(5)	If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:
     where,
CR’ = the conversion rate in effect immediately after the effective date of the adjustment;
CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment;
AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;
SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires;
OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (excluding any shares validly tendered or exchanged pursuant to such tender or exchange offer); and
OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires.
The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days beginning on the trading day next succeeding the date the tender or exchange offer expires, references within this clause (5) to “10 trading days” shall be deemed replaced with such lesser number of trading days as have elapsed between the trading day next succeeding the date the tender or exchange offer expires and the conversion date in determining the applicable conversion rate.
     “Trading day” means a day on which (i) trading in securities generally occurs on the American Stock Exchange or, if our common stock is not then listed on the American Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded, (ii) there is no market disruption event and (iii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or quoted, “trading day” means a business day.
     For purposes of the definition of “trading day” immediately above, “market disruption event” means the occurrence or existence on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock on the relevant exchange or in any options, contracts or future contracts relating to our common stock on the relevant exchange, and such suspension or limitation occurs or exists during the one hour period before the closing time of the relevant exchange on such day.

     The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.
     Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or securities convertible into or exchangeable for shares of our common stock or rights to purchase our common stock or such convertible or exchangeable securities. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share of our common stock, as the case may be.
     If, however, the application of the foregoing formulas would result in a decrease in the conversion rate (other than as a result of a share split or share combination), no adjustment to the conversion rate will be made.
     We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes.
     A holder may, in some circumstances, including the distribution of cash dividends to holders of shares of our common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain United States Federal Income Tax Considerations.”
     To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
     Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:
•	if the holders of notes may participate in the transaction (based on the conversion rate) that would otherwise give rise to an adjustment pursuant to clauses (1), (2), (3), (4) or (5) above without having to convert their notes;

•	for a change in the par value of our common stock;

•	for accrued and unpaid interest and additional interest, if any; or

•	for the avoidance of doubt, for (i) the issuance of our common stock by us (other than to all or substantially all holders of our common stock) or (ii) the payment of cash by us upon conversion or repurchase of notes.
     Except as described above in this section and under “—Conversion rights—Adjustment to conversion rate on May 9, 2008” below and “—Conversion rights—Adjustment to shares delivered upon conversion upon make-whole fundamental changes” below, we will not adjust the conversion rate.
Effect of recapitalization, reclassification, consolidation, merger or sale
     In the case of (i) any recapitalization, reclassification or change of shares of our common stock issuable upon conversion of the notes (other than a change in par value or resulting from a subdivision or combination), (ii) any consolidation, merger or combination involving us other than a merger in which we are the continuing corporation and which does not result in any recapitalization, reclassification of, or change (other than a change in par value or resulting from a subdivision or combination) in outstanding shares of our common stock, or (iii) any sale, lease or other transfer to a third party of all or substantially all of the consolidated properties and assets of us and our subsidiaries, or any statutory share exchange, in each case of clauses (i) – (iii) as a result of which our common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then we will make adequate provision to give the holders, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the reference property. We will not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of average prices
     Whenever any provision of the indenture requires us to calculate an average of last reported sale prices over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which the average is to be calculated.
Adjustment to conversion rate on May 9, 2008
     If the arithmetic average of the daily VWAP (as defined below) per share of our common stock for each of the 30 consecutive trading days ending on May 9, 2008 is less than the last reported sale price per share of our common stock on May 9, 2007, then the conversion rate will be increased such that the conversion price as adjusted would represent the greater of (i) 130% of such arithmetic average of the daily VWAP and (2) the last reported sale price per share of our common stock on May 9, 2007. This adjustment to the conversion rate will become effective as of the open of business on May 9, 2008 or, if that date is not a business day, the next business day. However, no such adjustment will be made if doing so would result in a conversion price that is greater than the conversion price that would have otherwise been in effect on May 9, 2008.
     Subject to any applicable listing standards, the last reported sale price per share of our common stock on May 9, 2007 and the VWAP will be adjusted in accordance with the adjustments to the conversion rate described under “—Conversion rights—Conversion rate adjustments” above. However, no adjustment to the last reported sale price per share of our common stock on May 9, 2007 or the VWAP will be made as a result of adjustments to the conversion rate described under “—Conversion rights—Adjustment to shares delivered upon conversion upon make-whole fundamental changes” below.
     The “VWAP” per share of our common stock on a trading day is the volume-weighted average price per share of our common stock on the American Stock Exchange or, if our common stock is not then listed on the American Stock Exchange, on the principal exchange or over-the-counter market on which our common stock is then listed or traded, from 9:30 a.m. to 4:00 p.m., New York City time, on that trading day, as displayed by Bloomberg. If such price is not available, the VWAP means the market value per share of our common stock on such day as determined by a nationally recognized investment banking firm retained by us for this purpose. The provisions described under “—Conversion rights—Adjustments of average prices” above apply to the calculation of the VWAP hereunder.
Adjustment to shares delivered upon conversion upon make-whole fundamental changes
     If you surrender a note for conversion at any time during the period that begins on, and includes, the date that is 30 calendar days prior to the date originally announced by us as the anticipated effective date of a make-whole fundamental change (as defined below) and ends on, and includes, the date that is 30 business days after the actual effective date of the make-whole fundamental change (or, if the make-whole fundamental change also constitutes a fundamental change (as defined under “—Fundamental change or termination of trading permits holders to require us to purchase notes”), the repurchase date applicable to the fundamental change), the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below; provided that such increase will not apply if we announce the make-whole fundamental change but it is not consummated.
     “Make-whole fundamental change” means (1) a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended, that occurs before maturity of the note, (2) any transaction or series of related transactions (other than a listed stock business combination), in connection with which our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash, that occurs before maturity of the note or (3) an event set forth in clause (1) of the definition of “fundamental change” under “—Fundamental change or termination of trading permits holders to require us to purchase notes” below.
     The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the effective date of the make-whole fundamental change, which we refer to below as the effective date, and the price paid per share of our common stock in the make-whole fundamental change, which we refer to below as the applicable price. If the make-whole fundamental change is a transaction described in clause (2) of the definition thereof and the consideration paid consists solely of cash, then the applicable price will be the cash amount paid expressed as an amount per share of our common stock outstanding on the effective date. In all other circumstances, the applicable price shall be the average of the last reported sale prices of our common stock for the five consecutive trading days immediately preceding the effective date of the make-whole fundamental change.
     The following table sets forth the hypothetical applicable price, the effective date and the number of additional shares to be added to the conversion rate per $1,000 principal amount of notes:

Effective Dates

	May 8,	May 15,	May 15,	May 15,	May 15,	May 15,	May 15,	May 15,	May 15,	May 15,
Applicable Price	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
$40.23	5.7363	5.7363	5.7363	5.7363	5.7363	5.7363	5.7363	5.7363	5.7363	5.7363
$50.00	3.7736	3.5125	3.3804	3.2248	3.0537	2.8587	2.6318	2.3421	1.9257	0.8792
$60.00	3.0629	2.6673	2.5282	2.3625	2.1728	1.9490	1.6784	1.3284	0.8317	0.0000
$70.00	2.4998	2.1272	1.9968	1.8411	1.6614	1.4490	1.1936	0.8741	0.4614	0.0000
$80.00	2.1169	1.7551	1.6378	1.4980	1.3365	1.1468	0.9219	0.6505	0.3280	0.0000
$90.00	1.5649	1.4838	1.3799	1.2564	1.1141	0.9480	0.7537	0.5257	0.2676	0.0000
$100.00	1.3484	1.2771	1.1857	1.0771	0.9523	0.8074	0.6397	0.4463	0.2312	0.0000
$110.00	1.1770	1.1143	1.0338	0.9384	0.8288	0.7021	0.5564	0.3898	0.2046	0.0000
$120.00	1.0377	0.9825	0.9116	0.8274	0.7309	0.6196	0.4918	0.3462	0.1832	0.0000
$130.00	0.9222	0.8736	0.8108	0.7363	0.6510	0.5526	0.4398	0.3109	0.1654	0.0000
$140.00	0.8250	0.7820	0.7263	0.6601	0.5843	0.4969	0.3964	0.2812	0.1501	0.0000
$150.00	0.7420	0.7039	0.6543	0.5953	0.5276	0.4495	0.3595	0.2558	0.1369	0.0000
$160.00	0.6692	0.6365	0.5922	0.5393	0.4787	0.4086	0.3276	0.2338	0.1254	0.0000
     The actual applicable prices and effective dates may not be set forth in the table above, in which case:
•	If the actual applicable price is between two prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower applicable price amounts or the two dates, as applicable, based on a 365-day year; and

•	If the actual applicable price is greater than $160.00 per share or less than $40.23 per share (in each case subject to adjustment), no additional shares will be added to the conversion rate;
     The applicable prices set forth in the first column of the table above (i.e., row headers) will be adjusted as of any date and time on which the conversion rate of the notes is otherwise adjusted as described under “—Conversion rights—Conversion rate adjustments” above. The adjusted applicable prices will equal the applicable prices as in effect immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment to the conversion rate and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rights—Conversion rate adjustments, ” “—Conversion rights—Effect of recapitalization, reclassification, consolidation, merger or sale” and “—Conversion rights—Adjustment of average prices.”
     Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 24.856 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion rights—Conversion rate adjustments,” “—Conversion rights—Effect of recapitalization, reclassification, consolidation, merger or sale” and “—Conversion rights—Adjustment of average prices.”
Fundamental change or termination of trading permits holders to require us to purchase notes
     If a fundamental change or termination of trading (each as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or a multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including any additional interest, to but excluding the repurchase date (unless the repurchase date is between a record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest, including any additional interest, for the full interest period to such interest payment date (irrespective of the actual repurchase date) to the holder of record as of the corresponding record date). The repurchase date will be a date specified by us that is no later than the 35th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.
     A “fundamental change” means the occurrence of any of the following events at any time after the notes are originally issued:
(1) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, other than us, becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of our common equity representing more than 50% of the voting power of our common equity;
(2) a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets, or of us and our subsidiaries on a consolidated basis, to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended;
(3) consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of us (excluding a merger solely for the purpose of changing our jurisdiction of incorporation) pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, in substantially that same proportion, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;
(4) the following persons cease for any reason to constitute a majority of our board of directors: (A) individuals who on the issue date of the notes constitute our board of directors and (B) any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were our directors on the issue date of the notes or whose election or nomination for election was previously so approved; or
(5) we are liquidated or dissolved or our stockholders approve any plan or proposal for the liquidation or dissolution of us.
     A “termination of trading” will have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.
     On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of record of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall specify, among other things:
•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the repurchase date (which may be no earlier than 15 days and no later than 30 days after the date of such notice);

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a repurchase notice has been delivered by a holder may be converted only if the holder withdraws the repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.
     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.
     To exercise the repurchase right, you must deliver to the paying agent prior to 10:00 a.m., New York City time, on or before the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, a duly completed written notice, in the form set forth on the reverse side of the notes or otherwise, of your intent to exercise your repurchase right. Your repurchase notice must state:
•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof, provided that the remaining principal amount of notes is an authorized denomination; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.
     In addition, you must effect delivery or book-entry transfer of the notes to the trustee (or other paying agent appointed by us), together with all necessary endorsements; provided that the repurchase price will be paid only if the notes so delivered to the trustee or other paying agent appointed by us conforms in all respects to the description thereof in the related repurchase notice.
     You may withdraw (in whole or in part) any repurchase notice by a written notice of withdrawal delivered to the paying agent at any time prior to 10:00 a.m., New York City time, on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:
•	the name of the holder;

•	the principal amount of the withdrawn notes, which must be an integral multiple of $1,000;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes (if not certificated, your notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the original repurchase notice, which amount must be in principal amounts of $1,000 or a multiple of $1,000.
     We will be required to purchase the notes on the repurchase date subject to extension to comply with applicable law. You will receive payment of the repurchase price promptly following the later of the repurchase date and the time of book-entry transfer or the delivery of the notes. If the paying agent holds cash sufficient to pay the repurchase price of any note for which a repurchase note has been tendered and not withdrawn as of the business day following the repurchase date, then, effective on the repurchase date:
•	the note will cease to be outstanding and interest, including any additional interest, will cease to accrue; and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price and previously accrued and unpaid interest, including any additional interest, upon delivery or book-entry transfer of the note, or interest payable on the related interest payment date if the repurchase date occurs between the record date and such interest payment date, as applicable).
     In connection with any purchase offer pursuant to a fundamental change notice or termination of trading, we will, if required:
•	comply with the provisions of the tender offer rules under the Securities Exchange Act of 1934, as amended, that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934, as amended.
     The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.
     The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
     No notes may be purchased at the option of holders upon a fundamental change or termination of trading if there has occurred and is continuing an event of default (other than a default that is cured by the payment of the repurchase price of the notes) and payment of the principal amount of the notes has been and is accelerated on account of such event of default.
     The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.
     If a fundamental change or termination of trading were to occur, we may not have enough funds to pay the repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the notes—We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to purchase the notes when required following a fundamental change or termination of trading, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our lenders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates, including indebtedness senior in right of payment to the notes.
Consolidation, merger and sale of assets
     The indenture provides that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indenture all our obligations under the notes, the indenture and, to the extent then still operative, the registration rights agreements; and (ii) immediately after giving effect to such transaction, no event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person will be an obligor under the indenture, and, except in the case of a lease, be substituted for, and may exercise every right and power of, us under the indenture.
     Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.
Subordination of the notes
     The payment of the principal of, the cash portion of the conversion obligation and any interest (including additional interest) on, and any of our other cash payment obligations with respect to the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness of ours.
     If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture, we must pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness all amounts due and owing thereunder before we pay the holders of the notes. The indenture requires that we promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.
     We may not make any payment on the notes or purchase or otherwise acquire or pay cash in connection with a conversion of the notes if:
•	a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace; or

•	any other default under designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the persons permitted to give such notice under the indenture (which will include the agent under our secured credit facilities on behalf of the lenders thereunder).
     We are required to resume payments on the notes:
•	in case of a payment default under designated senior indebtedness, upon the date on which such default is cured or waived or ceases to exist; and

•	in case of a nonpayment default under designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.
     No new period of payment blockage may be commenced for a default unless:
•	365 days have elapsed since our receipt of the prior payment blockage notice; and

•	all scheduled payments on the notes that have come due have been paid in full in cash.
     No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice, unless the default was waived for a period of 90 days, cured or otherwise ceased to exist and thereafter subsequently reoccurred.
     As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any default or event of default under the indenture.
     If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full in cash or other payment satisfactory to the holders of senior indebtedness, then such payment or distribution will be held by the recipient in trust for the benefit of, and will be paid over or delivered to, the holders of senior indebtedness to the extent necessary to make payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness remaining unpaid.
     The holders of our senior indebtedness shall have the right to rely upon the foregoing subordination provisions, and no amendment thereof will diminish the rights of holders of our senior indebtedness unless they agree in writing.
     Substantially all of our consolidated operations are, and in the future may continue to be, conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend in part upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.
     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual or statutory restrictions.
     A substantial portion of our consolidated assets is held by our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, is structurally subordinated to any claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.
     As of June 30, 2007, our total consolidated indebtedness under the senior credit facilities was $1,245,000,000, all of which ranks senior to the notes.
     Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.
     We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it without gross negligence, willful misconduct or bad faith in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the holders of the notes.

     “Designated senior indebtedness” means the indebtedness under our senior credit facility and, after our senior credit facility has been repaid in full in cash and the commitments thereunder terminated, any other senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is “designated senior indebtedness” for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).
     “Indebtedness” means:
(1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, (a) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (b) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of our assets or to only a portion of our assets, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;
(2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers’ acceptances;
(3) all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;
(4) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;
(5) all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;
(6) all of our direct or indirect guarantees or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5) above; and
(7) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6) above.
     “Senior indebtedness” means the principal of, and premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Notwithstanding the foregoing, senior indebtedness does not include:
(1) indebtedness that expressly provides that such indebtedness (a) will not be senior in right of payment to the notes, (b) will be equal in right of payment to the notes or (c) will be junior in right of payment to the notes;
(2) any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary;
(3) indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business; and
(4) our 8.75% senior subordinated notes due February 15, 2012 in original principal amount of $150,000,000 issued by us under that certain indenture among us, certain of our subsidiaries, as guarantors, and U.S. Bank and Trust Company, as trustee, dated February 10, 2004.
No layering of indebtedness
     We will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any senior indebtedness, unless such indebtedness ranks equal or junior in right of payment to the notes. For purposes of the foregoing, no indebtedness will be deemed to be subordinated in right of payment to any other indebtedness solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them or by virtue of structural subordination.

Events of default
Each of the following is an event of default:
(1) default in the payment of interest, including any additional interest (as required by the registration rights agreements described in “—Registration rights”) on any note when due and payable and the default continues for a period of 30 days;
(2) default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase upon a fundamental change or termination of trading, upon declaration or otherwise;
(3) failure by us to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of ten trading days;
(4) failure by us to give a fundamental change notice or notice of a transaction described in clause (2) or (3) of the definition of “fundamental change” as defined under “—Fundamental change or termination of trading permits holders to require us to purchase notes,” in each case when due;
(5) failure by us to comply with our obligations under “—Consolidation, merger and sale of assets”;
(6) failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our agreements contained in the notes or indenture;
(7) default by our or any of our subsidiaries with respect to any mortgage, agreement or other instrument which results in the acceleration of maturity of any indebtedness of us and/or our subsidiaries for money borrowed in excess of $25 million in the aggregate, whether such indebtedness now exists or is hereafter created (i) resulting in such indebtedness becoming or being declared due and payable and such acceleration is not rescinded or annulled within 20 days after written notice of such acceleration is received by us or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;
(8) certain events of bankruptcy, insolvency, or reorganization involving us or our significant subsidiaries; or
(9) a final judgment for the payment of $25 million or more (excluding any amounts covered by insurance) rendered against us or any significant subsidiary of ours, which judgment is not discharged or stayed within 90 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.
     If an event of default (other than those described in clause (8) above) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including any additional interest, on all the outstanding notes to be due and payable immediately. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest, will be due and payable immediately. In case of certain events of bankruptcy, insolvency or reorganization involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest, including any additional interest, on all outstanding notes will automatically become due and payable.
     Notwithstanding the foregoing, the indenture provides that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the Securities and Exchange Commission, or SEC, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act or of the covenants described below in “—Reports to the trustee” will, for the first 60 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes equal to 0.25% per annum of the principal amount of the notes. The additional interest will be in addition to any additional interest that may accrue as a result of a registration default as described below under the caption “—Registration rights.” If we so elect, such additional interest will be payable on all outstanding notes from and including the date on which such event of default first occurs to but not including the 60th day thereafter (or such earlier date on which the event of default relating to our reporting obligations shall have been cured or waived). On the 60th day after such event of default (or earlier, if the event of default relating to the reporting obligations is not cured or waived prior to such 60th day), such additional interest will cease to accrue and, if such event of default has not been cured or waived prior to such 60th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. If we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.
     Our secured credit facilities prohibit us from electing to pay, or paying, the additional interest upon an event of default under the indenture as described in the foregoing paragraph if an event of default under our secured credit facilities then exists.
     In order to elect to pay the additional interest as the sole remedy during the first 60 days after the occurrence of an event of default relating to our failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election. Upon our failure to timely give such notice or pay the additional interest, the notes will be immediately subject to acceleration as provided above.
     At any time after such a declaration of acceleration has been made, the holders of a majority in aggregate principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission will not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and accrued and unpaid interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.
     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless, among other things, such holders have offered to the trustee reasonable indemnity satisfactory to it. Except to enforce the right to receive payment of principal or interest, including additional interest, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:
(1) such holder has previously given the trustee notice that an event of default is continuing;
(2) holders of at least 25% in aggregate principal amount of the outstanding notes have requested in writing the trustee to pursue the remedy;
(3) such holders have provided the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;
(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(5) the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.
     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.
     The indenture provides that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care and skill that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to security or indemnification reasonably satisfactory to it against the costs, expenses which may be caused by taking or not taking such action. The Trustee is not required under the indenture to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
     The indenture provides that if an event of default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or the repurchase price, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default in the performance and observation of any of the terms of the indenture or any event of default that occurred during the previous year. We also are required to deliver to the trustee, as soon as possible after we become aware of the occurrence of any event of default, a certificate describing the details of the default or event of default, its status and what action we propose to take in respect thereof.
Modification and amendment
     Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default and its consequences may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:
(1) reduce the amount of notes whose holders must consent to an amendment or waiver;
(2) reduce the rate of or extend the stated time for payment of any interest, including any additional interest, on any note;
(3) reduce the principal of or extend the stated maturity of any note;
(4) make any change that adversely affects the conversion rights of any notes;
(5) reduce the purchase price or repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;
(6) make any note payable in money other than that stated in the note;

(7) impair the right of any holder to receive payment of principal and interest, including any additional interest, on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;
(8) make any change to the subordination provisions of the indenture if such change would adversely affect the rights of holders; or
(9) make any change in the amendment provisions, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note thereby affected.
Without the consent of any holder, we and the trustee may amend the indenture to:
(1) cure any ambiguity, omission, defect or inconsistency in the indenture, so long as such action will not adversely affect the interests of holders of the notes;
(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture;
(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of Internal Revenue Code of 1986, as amended, or the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);
(4) add guarantees with respect to the notes;
(5) secure the notes;
(6) add to the covenants of us for the benefit of the holders or surrender any right or power conferred upon us;
(7) make any change that does not materially adversely affect the rights of any holder; or
(8) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.
     The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice thereof. However, the failure to give such notice, or any defect in the notice, will not affect the legality or validity of the amendment.
Discharge
     We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all notes theretofore authenticated and not previously cancelled or by depositing with the trustee, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.
Calculations in respect of notes
     Except as otherwise provided above, we are responsible for making all calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will, upon request, provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.
Trustee
     U.S. Bank Trust National Association is the trustee, security registrar, paying agent and conversion agent. U.S. Bank Trust National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.
Reports to the Trustee
     The indenture governing the notes provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, will be delivered to the trustee within 10 days after the same is required to be filed with the SEC.

     In addition, we have agreed that, if at any time we are not required to file with the SEC the reports required by the preceding paragraph, we will make available to the holders of notes or any shares of our common stock issued upon conversion of the notes which continue to be restricted securities in connection with any sale thereof and any prospective purchaser of notes or such common stock, the information required pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended, all to the extent required from time to time to enable such holder to sell its notes or common stock without registration under the Securities Act of 1933, as amended, within the limitation of the exemption provided by Rule 144A, as such rule may be amended from time to time.
Governing law
     The indenture provides that it and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.
Registration rights
     We and the initial purchasers entered into registration rights agreements concurrently with the issuance of the notes under which we have agreed to file a registration statement, of which this prospectus is a part, registering the resale of the notes and the shares of our common stock issuable upon conversion of the notes under the Securities Act of 1933, as amended, as more fully described below.
     When we use the term “registrable securities” in this section, we are referring to:
•	each note until the earliest of (i) its effective registration under the Securities Act of 1933, as amended, and the resale of such note in accordance with the shelf registration statement, (ii) the expiration of the holding period applicable to such note under Rule 144(k) under the Securities Act of 1933, as amended, or any successor provision or similar provisions then in effect, (iii) the date on which such note is freely transferable by persons who are not our affiliates without registration under the Securities Act of 1933, as amended, or (iv) the date on which such note has been converted or otherwise ceases to be outstanding; and

•	each share of common stock, if any, issuable upon conversion of any note, until the earliest of (i) its effective registration under the Securities Act of 1933, as amended, and the resale of such share of common stock in accordance with the shelf registration statement, (ii) the expiration of the holding period applicable to such share of common stock under Rule 144(k), (iii) the date on which such share of common stock is freely transferable by persons who are not our affiliates without registration under the Securities Act of 1933, as amended, or (iv) the date on which such share of common stock ceases to be outstanding.
     Notwithstanding the foregoing definition, once a note or a share of common stock is sold pursuant to the registration statement, it ceases to be a registrable security.
     Under the registration rights agreements, we have agreed, at our cost, to use reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act of 1933, as amended, as promptly as possible but in any event no later than 180 days after the original date of issuance of the notes and, subject to certain rights to suspend use of the shelf registration statement, use reasonable best efforts to keep the shelf registration statement continuously effective until the earlier of the second anniversary of the original date of issuance of the notes and the date there are no longer any registrable securities.
     We may suspend the effectiveness of the shelf registration statement of which this prospectus is a part during specified periods (not to exceed 30 days in any fiscal quarter or 60 days in the aggregate in any 12 month period) in specified circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.
     The following requirements and restrictions will generally apply to a holder selling the securities pursuant to the shelf registration statement, of which this prospectus is a part:
•	the holder will be required to be named as a selling security holder in the prospectus;

•	the holder will be required to deliver a prospectus to purchasers;

•	the holder will be subject to some of the civil liability provisions under the Securities Act of 1933, as amended, in connection with any sales; and

•	the holder will be bound by the provisions of the registration rights agreements which are applicable to the holder (including indemnification obligations).
     We have agreed to pay predetermined additional interest as described herein, which we refer to as additional interest, to holders of the notes if, among other things, the shelf registration statement is not filed with the SEC within 90 days after the original date of issuance of the notes, is not timely made effective as described above, has become effective but ceases to be effective or is unavailable for periods in excess of those described above, or if we fail to file a required amendment to the shelf registration statement or a required supplement to the related prospectus. The additional interest, if any, is payable on May 1 and November 1 of each year to record holders of outstanding notes that are registrable securities on April 15 and November 15, as the case may be, immediately preceding the relevant interest payment date, in the same manner as ordinary interest. The additional interest will accrue on the principal amount of the outstanding notes until such registration default is cured at a rate equal to 0.25% per annum for the first 90 days after the occurrence of the event and 0.5% per annum thereafter, provided that no additional interest will accrue with respect to any period after the second anniversary of the original issuance of the notes (or when any notes are no longer registrable securities, if earlier) and provided further that, if we fail to file a required amendment to the shelf registration statement or a required supplement to the related prospectus, additional interest shall be paid to holders of registrable securities only. No additional interest or other additional amounts will be payable in respect of shares of common stock into which the notes have been converted in relation to any registration default.
     If a holder converts some or all of its notes into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive additional interest on such common stock. Such holder will receive, on the settlement date for any notes submitted for conversion during a registration default, accrued and unpaid additional interest to the conversion date relating to such settlement date. If a registration default with respect to the common stock occurs after a holder has converted its notes into common stock, such holder will not be entitled to any compensation with respect to such common stock.
     Other than the payment of additional interest, we will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreements, the holders of the notes may be entitled to equitable relief, including indemnification, injunctive relief and specific performance.
     We will pay all expenses of the shelf registration statement, provide to each registered holder of the notes copies of the related prospectus, notify each registered holder when the shelf registration statement has become effective and take other actions that are required to permit, subject to the foregoing, resales of the notes and the shares of common stock issued upon conversion of the notes, in accordance with the plan of distribution in the prospectus.
     The summary herein of provisions of the registration rights agreements is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreements, a copy of the form of which is available as described under “Where You Can Find More Information” and “Incorporation of Documents by Reference.”
Book-entry, settlement and clearance
The global note
     The notes were initially issued in the form of a global note. Upon issuance, the global note was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
     Ownership of beneficial interests in the global note will be limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:
•	upon deposit of the global note with DTC’s custodian, DTC credited portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in the global note is shown on, and transfers of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).
     Beneficial interests in the global note may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.
Book-entry procedures for the global note
     All interests in the global note are subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time, and we are not responsible for those operations or procedures.
     DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.
     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

     So long as DTC’s nominee is the registered owner of the global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:
•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.
     As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
     Payments of principal and interest (including additional interest) with respect to the notes represented by the global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
     Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
     Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
Certificated notes
     Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:
•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global note and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures (DTC has advised that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global note at the request of each DTC participant); or

•	an event of default in respect of the notes has occurred and is continuing, and the trustee has received a request from DTC.
     In addition, beneficial interests in the global note may be exchanged for certificated notes upon request of a DTC participant by written notice given to the trustee by or on behalf of DTC in accordance with customary procedures of DTC.
DESCRIPTION OF CAPITAL STOCK
     The following summary description of our capital stock is based on the provisions of our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). This description is not complete and is subject to, and is qualified in its entirety by reference to our Certificate of Incorporation, Bylaws and the applicable provisions of the DGCL. For information on how to obtain copies of our Certificate of Incorporation and Bylaws, see “Where You Can Find More Information.”
Authorized and Outstanding Capital Stock
     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of June 30, 2007, we had 46,912,714 shares of common stock and no shares of preferred stock issued and outstanding.
Common Stock
     Voting Rights. The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

     Dividends. Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. We may pay dividends consisting of shares of common stock to holders of shares of common stock.
     Other Rights. Upon the liquidation, dissolution or winding up of our company, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock, subject to the preferential rights of any preferred stock then outstanding. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.
Preferred Stock
     Our Certificate of Incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management. There are no shares of preferred stock currently outstanding.
Indemnification Matters
     Our Certificate of Incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. This provision does not alter a director’s liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our Bylaws provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of us. Our Bylaws also provide for the advancement of expenses to directors and, in the discretion of our board of directors, officers and non-officer employees. In addition, our Bylaws provide that the right of directors and officers to indemnification shall be a contractual right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors’ and officers’ insurance against certain liabilities. We believe that the limitation of liability and indemnification provisions of our Certificate of Incorporation and Bylaws and directors’ and officers’ insurance, will assist us in attracting and retaining qualified individuals to serve as our directors and officers.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be provided to our directors or officers, or persons controlling our company as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted.
Provisions of Our Certificate of Incorporation and Bylaws That May Have Anti-Takeover Effects
     Certain provisions of our Certificate of Incorporation and Bylaws described below, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which particular stockholders may deem to be in their best interests.
     These provisions also could have the effect of discouraging open market purchases of our common stock because these provisions may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with us or elect a new director to our board.
     Classified Board of Directors. Our board of directors is divided into three classes serving staggered three-year terms, with one-third of the board being elected each year. Our classified board, together with certain other provisions of our Certificate of Incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board, may prevent a stockholder from removing, or delay the removal of, incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by such removal with its own nominees.
     Director Vacancies and Removal. Our Certificate of Incorporation provides that the affirmative vote of a majority of the remaining directors is necessary to fill vacancies in our board of directors, except for any directorship that is to be filled exclusively by holders of preferred stock. Our Certificate of Incorporation provides that directors, other than those elected exclusively by the holders of preferred stock, may be removed from office only with cause and only by the affirmative vote of holders of at least seventy-five percent of the shares then entitled to vote in an election of directors.
     No Common Stockholder Action by Written Consent. Our Certificate of Incorporation provides that any action required or permitted to be taken by the holders of our common stock at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.
     Special Meetings of Stockholders. Our Certificate of Incorporation and Bylaws provide that only our board of directors may call a special meeting of stockholders. Our Bylaws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.
     Advance Notice of Director Nominations and Stockholder Proposals. Our Bylaws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. A stockholder’s notice of a director nomination or proposal will be timely if delivered to our corporate secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.
     Amendment of the Certificate of Incorporation. As required by Delaware law, any amendment to our Certificate of Incorporation must first be approved by a majority of our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment, except that any amendment to the provisions relating to common stockholder action by written consent, directors (other than those provisions contained in any certificate of designation relating to preferred stock), limitation of liability and the amendment of our Certificate of Incorporation must be approved by not less than seventy-five percent of the outstanding shares entitled to vote with respect to such amendment.
     Amendment of Bylaws. Our Certificate of Incorporation and Bylaws provide that our Bylaws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least seventy-five percent of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal only requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.
Statutory Business Combination Provision
     We are subject to Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from completing a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years after the date such person became an “interested stockholder” unless:
•	before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon the closing of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

•	following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.
     The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation’s outstanding voting stock.
     The term “business combination” includes mergers, consolidations, asset sales involving 10% or more of a corporation’s assets and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our Certificate of Incorporation nor our Bylaws contain any such exclusion.

Trading on the American Stock Exchange
     Our common stock is listed on the American Stock Exchange under the symbol “IMA.”
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS AND RELATED MATERIALS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED; (B) ANY SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     The following is a summary of certain United States federal income tax considerations of the ownership, sale, conversion or other disposition of the notes by a holder of the notes and of the ownership and disposition of common stock. This summary is based upon existing United States federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect.
     This summary does not address all aspects of United States federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their particular circumstances. This summary also does not discuss aspects of United States federal income taxation that may be important to holders who are subject to special tax rules (such as financial institutions, regulated investment companies, real estate investment trusts, certain expatriates, insurance companies, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting and tax-exempt organizations) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, partnerships, or U.S. Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss the consequences of the alternative minimum tax or any foreign, state, or local tax considerations or United States federal non-income tax considerations (such as estate and gift tax consequences).
     This summary is written for holders that will hold their notes as “capital assets” under the Internal Revenue Code of 1986, as amended, or the Code, and who acquired notes upon their original issuance at the issue price, which is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar person or organizations acting in the capacity of underwriters, placement agents or wholesalers).
     THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP, SALE,

CONVERSION OR OTHER DISPOSITION OF THE NOTES AND THE OWNERSHIP AND DISPOSITION OF COMMON STOCK.
     For purposes of this summary, the term “U.S. Holder” means a beneficial owner of a note or common stock that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in or organized under the law of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions of the trust, or (B) that has in effect a valid election under applicable United States Treasury regulations to be treated as a United States person. A beneficial owner of a note or common stock (other than a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes) that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.” If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes or common stock, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of notes or common stock that is a partnership and partners in such a partnership are urged to consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes or common stock.
U.S. Holders
Interest Income
     Payments of interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time such payments are accrued or received income in accordance with the U.S. Holder’s method of accounting for United States federal income tax purposes.
Additional Interest
     Our obligation to pay additional interest on the notes in the event that we fail to comply with specified obligations under the registration rights agreement or in an event of default may implicate the provisions of United States Treasury regulations relating to “contingent payment debt instruments.” As of the issue date, we believe and intend to take the position that the likelihood that we will make payments of additional interest is remote. Therefore, we intend to take the position that the notes should not be treated as contingent payment debt instruments. However, the determination of whether such a contingency is remote or not is inherently factual. Therefore, we can give no assurance that our position would be sustained if challenged by the Internal Revenue Service, or IRS. A successful challenge of this position by the IRS would affect the amount and timing of a U.S. Holder’s income and would generally cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. Our position for purposes of the contingent payment debt instrument regulations as to the likelihood of these additional payments being remote is binding on a U.S. Holder, unless the U.S. Holder discloses in the proper manner to the IRS that it is taking a different position. If, contrary to our expectations, we pay additional interest, such additional interest should be taxable to a U.S. Holder as ordinary interest income at the time it is paid or accrues in accordance with the U.S. Holder’s method of accounting for United States federal income tax purposes.
Constructive distributions
     The conversion rate of the notes will be adjusted in certain circumstances, such as a stock split or stock dividend, a distribution of cash or other assets to our stockholders (including certain self-tender or exchange offers), and certain transactions that constitute a make-whole fundamental change. See “Description of notes-Conversion rights.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution. Conversion rate adjustments arising from a stock split or a stock dividend are generally considered to be pursuant to a bona fide reasonable adjustment formula and thus will not give rise to a deemed dividend. However, certain of the possible conversion rate adjustments (generally including adjustments to the conversion rate to compensate holders for distributions of cash or property to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. Holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Conversely, if an event occurs that increases the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock dividend to such holders. In addition, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to those stockholders.
     Such constructive distributions would result in dividend income to the recipient to the extent of our current and accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain as more fully described in “Dividends on the common stock” below. It is not clear whether any such constructive dividend would be eligible for the preferential rates of United States federal income tax applicable to certain dividends received by certain non-corporate holders or whether a corporate holder would be entitled to claim the dividends-received deduction with respect to such constructive dividend. Any taxable constructive stock dividends resulting from a change to, or a failure to change, the conversion rate would in other respects be treated in the same manner as dividends paid in cash or other property. Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment, including any potential consequences of a taxable stock dividend to tax basis and holding period.
Sale, exchange, redemption or other disposition of notes
     A U.S. Holder will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note (other than a conversion of the notes, discussed below under “Conversion of notes”) equal to the difference between the amount realized (less any accrued interest, which will be taxable as such) upon the sale, exchange, redemption or other disposition and the holder’s tax basis in the note. A U.S. Holder’s tax basis in a note will generally equal the amount paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. Certain non-corporate U.S. Holders who have held their note for more than one year generally will be subject to reduced rates of taxation on such gain. The ability to deduct capital losses may be limited.
Conversion of notes
     If, upon a conversion of the notes, a U.S. Holder receives only common stock and cash in lieu of a fractional share, the U.S. Holder generally will not recognize income, gain or loss except with respect to (i) common stock received that is attributable to accrued interest (which will be treated as such) and (ii) cash, if any, received in lieu of a fractional share (as discussed below).
     Treatment of cash in lieu of a fractional share. If a U.S. Holder receives cash in lieu of a fractional share of common stock, such U.S. Holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. Holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the U.S. Holder’s tax basis in the notes that is allocated to the fractional share.
     Treatment of common stock received that is attributable to accrued interest. The value of any common stock received that is attributable to accrued interest on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.
Possible effect of change in conversion consideration
     In certain situations, we may provide for the conversion of the notes into shares (or other property) of an acquirer. See “Description of notes-Conversion rights-Effect of recapitalization, reclassification, consolidation, merger or sale” and “Description of notes-Consolidation, merger and sale of assets.” Depending on the circumstances, such a change could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition by the holder of taxable gain or loss.
Distributions on common stock
     A distribution in respect of our common stock generally will be treated as a dividend to the extent paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in that stock. Any remaining excess will be treated as capital gain.
     Dividends generally are taxed as ordinary income. However, if certain holding period and other requirements are satisfied, dividends received by individual or certain other non-corporate

U.S. Holders for taxable years beginning on or before December 31, 2010 generally will be subject to the special reduced rate generally applicable to long-term capital gain. If a U.S. Holder is a corporation, it generally will be eligible to claim a dividends-received deduction with respect to dividends paid on our common stock, subject to applicable limitations.
Sale, exchange, redemption or other disposition of common stock
     A U.S. Holder will generally recognize capital gain or loss on a sale, exchange or other disposition of our common stock. The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder’s tax basis in the stock. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.
Non-U.S. Holders
Interest Income
     Subject to the discussion of backup withholding below, a Non-U.S. Holder will not be subject to United States federal withholding tax or United States federal income tax in respect of interest income on the notes, provided that:
•	interest paid on the notes is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	the Non-U.S. Holder provides its name and address, and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) the Non-U.S. Holder holds the notes through foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable United States Treasury regulations.
     If a Non-U.S. Holder does not satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.
     If a Non-U.S. Holder is engaged in a trade or business in the United States and interest received or accrued by the Non-U.S. Holder on the note is effectively connected with the conduct of that trade or business, such interest (although exempt from the 30% withholding tax, provided the Non-U.S. Holder complies with certain certification and disclosure requirements) will be subject to United States federal income tax on that interest on a net income basis in the same manner as a U.S. Holder (unless, under an applicable treaty, the interest is not attributable to a United States permanent establishment of the holder). In addition, a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.
Dividends and constructive distributions
     Any dividend paid with respect to our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “U.S. Holders-Constructive distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates (unless, under an applicable treaty, such dividends are not attributable to a United States permanent establishment of such holder). Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. In the case of any deemed dividends, it is possible that United States federal withholding tax attributable to the deemed dividend would be withheld from interest, shares of common stock or sales proceeds paid or credited to the Non-U.S. Holder.
     A Non-U.S. Holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a Non-U.S. Holder is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Sale, exchange, redemption or other disposition of notes or common stock
     Any gain realized by a Non-U.S. Holder upon the sale, exchange, redemption or other taxable disposition of a note or shares of our common stock generally will not be subject to United States federal income tax unless:
•	that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” during the applicable statutory period. We are not, and do not anticipate that we will become, a “United States real property holding corporation” for United States federal income tax purposes.
     A Non-U.S. Holder described in the first bullet point above will be subject to United States federal income tax on the net gain derived from the sale in the same manner as a U.S. Holder. If a Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. To claim the benefit of a treaty, a Non-U.S. Holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form). A Non-U.S. Holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain at regular graduated United States federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States.
Information Reporting and Backup Withholding
     Payments of interest or dividends made by us on, or the proceeds from the sale or other disposition of, the notes or shares of common stock generally will be subject to information reporting and United States federal backup withholding tax at the rate then in effect if the recipient of such payment fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished timely to the IRS.
PLAN OF DISTRIBUTION
          The selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling securities received from a named selling security holder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling security holders may sell the securities by one or more of the following methods, without limitation:
(a)	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e)	privately negotiated transactions;

(f)	short sales;

(g)	through the writing of options on the securities, whether or not the options are listed on an options exchange;

(h)	through the distribution of the securities by any selling security holder to its partners, members or stockholders;

(i)	one or more underwritten offerings on a firm commitment or best efforts basis; and

(j)	any combination of any of these methods of sale.
          The selling security holders may also transfer the securities by gift. We do not know of any arrangements by the selling security holders for the sale of any of the securities.
          The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling security holder. Broker-dealers may agree with a selling security holder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling security holder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling security holders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.
     From time to time, one or more of the selling security holders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of a selling security holder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling security holder’s securities will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.
     To the extent required under the Securities Act of 1933, as amended, the aggregate amount of selling security holders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling security holder and/or purchasers of selling security holders’ securities of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).
     The selling security holders and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.
     A selling security holder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling security holder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling security holder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling security holder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.
     The selling security holders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling security holders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934, as amended, may apply to sales of securities in the market and to the activities of the selling security holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.
     We have agreed to indemnify in certain circumstances the selling security holders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The selling security holders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
     The securities offered hereby were originally issued to the selling security holders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. We agreed to register the securities under the Securities Act of 1933, as amended, and to keep the registration statement of which this prospectus is a part effective until the earlier of the second anniversary of the original date of issuance of the notes and the date there are no longer any registrable securities. We have agreed to pay all expenses in connection with this offering, not including underwriting discounts, concessions, commissions or fees of the selling security holders or any fees and expenses of counsel or other advisors to the selling security holders.
     We will not receive any proceeds from sales of any securities by the selling security holders.
     We cannot assure you that the selling security holders will sell all or any portion of the securities offered hereby.

INCORPORATION OF DOCUMENTS BY REFERENCE
          The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. We do not incorporate the contents of our website into this proxy statement/prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. The following documents are incorporated by reference into this prospectus:
•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007, as amended on Form 10-K/A on March 26, 2007;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed with the SEC on May 10, 2007;

•	the Company’s Current Report on Form 8-K dated August 8, 2007, filed with the SEC on August 8, 2007;

•	the Company’s Current Report on Form 8-K dated August 7, 2007, filed with the SEC on August 7, 2007;

•	the Company’s Current Report on Form 8-K dated July 25, 2007, filed with the SEC on July 26, 2007;

•	the Company’s Current Report on Form 8-K dated July 20, 2007, filed with the SEC on July 20, 2007;

•	the Company’s Current Report on Form 8-K dated July 2, 2007, filed with the SEC on July 3, 2007;

•	the Company’s Current Report on Form 8-K dated June 26, 2007, filed with the SEC on July 2, 2007, as amended on July 20, 2007;

•	the Company’s Current Report on Form 8-K dated June 12, 2007, filed with the SEC on June 12, 2007;

•	the Company’s Second Current Report on Form 8-K dated June 12, 2007, filed with the SEC on June 12, 2007;

•	the Company’s Current Report on Form 8-K dated June 4, 2007, filed with the SEC on June 4, 2007;

•	the Company’s Current Report on Form 8-K dated May 29, 2007, filed with the SEC on May 29, 2007;

•	the Company’s Current Report on Form 8-K dated May 17, 2007, filed with the SEC on May 23, 2007;

•	the Company’s Current Report on Form 8-K dated May 17, 2007, filed with the SEC on May 18, 2007;

•	the Company’s Current Report on Form 8-K dated May 9, 2007, filed with the SEC on May 15, 2007;

•	the Company’s Current Report on Form 8-K dated May 14, 2007, filed with the SEC on May 15, 2007;

•	the Company’s Current Report on Form 8-K dated May 11, 2007, filed with the SEC on May 11, 2007;

•	the Company’s Current Report on Form 8-K dated May 9, 2007, filed with the SEC on May 10, 2007;

•	the Company’s Current Report on Form 8-K dated April 25, 2007, filed with the SEC on April 30, 2007;

•	the Company’s Current Report on Form 8-K dated April 5, 2007, filed with the SEC on April 5, 2007;

•	the Company’s Current Report on Form 8-K dated March 12, 2007, filed with the SEC on March 16, 2007, as amended on April 23, 2007;

•	the Company’s Current Report on Form 8-K dated January 25, 2007, filed with the SEC on January 26, 2007; and

•	the description of the Company’s common stock contained in its Registration Statement on Form 8-A filed with the SEC on November 21, 2001, and all amendments and reports filed for the purpose of updating such description.

          In addition, we incorporate by reference all documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus until the date on which this registration statement has been withdrawn. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Item 7.01 or Item 8.01 of any current report on Form 8-K solely for purposes of satisfying the requirements of Regulation FD under the Securities Exchange Act of 1934, as amended, as well as proxy statements. These documents will become a part of this prospectus from the date that the documents are filed with the SEC.
          Upon oral or written request and at no cost to the requester, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453, Attn: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (781) 647-3900.
WHERE YOU CAN FIND MORE INFORMATION
          We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports and proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Inverness Medical Innovations, Inc., that file electronically with the SEC. You may access the SEC’s website at http://www.sec.gov.
EXPERTS
          The consolidated financial statements of our company as of December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference in the prospectus constituting a part of this registration statement on Form S-3 have been audited by BDO Seidman, LLP, our independent registered public accounting firm, to the extent and for the periods set forth in its report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
          The financial statements of Cholestech Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Current Report on Form 8-K filed with the SEC on July 20, 2007 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, Cholestech Corporation’s independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
           The consolidated financial statements of Biosite Incorporated as of December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2006, incorporated by reference in the Current Report on Form 8-K filed with the SEC on July 2, 2007, as amended on July 20, 2007, that is referenced in the prospectus constituting a part of this registration statement on Form S-3, have been audited by Ernst & Young LLP, Biosite Incorporated’s independent registered public accounting firm, as set forth in its report incorporated herein by reference, and are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
           The combined balance sheets of Instant Technologies, Inc. and affiliates as of December 31, 2005 and 2006 and combined statements of income, general and administrative expenses, retained earnings, cash flows and supplementary information for the years ended December 31, 2005 and 2006, incorporated by reference in the prospectus constituting a part of this registration statement on Form S-3 have been audited by Colby & Company, PLC, Instant Technologies’ independent registered public accounting firm, to the extent and for the periods set forth in its report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
          Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities we are offering will be passed upon by Jay McNamara, Esq., our Senior Counsel, Corporate & Finance. Mr. McNamara owns an aggregate of approximately 2,663 shares of common stock of the Company, as well as options to purchase an additional 17,579 shares of common stock of the Company.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated and relate solely to the filing of this registration statement and do not include costs to be incurred in connection with future offerings of shares registered hereunder):

Registration fee—Securities and Exchange Commission	$5,443
Accountants’ fees and expenses	*40,000
Blue Sky fees and expenses	0
Legal fees and expenses (other than Blue Sky)	*200,000
Printing expenses	0
Miscellaneous	0
TOTAL	$245,443

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.
Item 15. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. And with the further limitation that in these actions, no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of the person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.
Article V of the bylaws of Inverness Medical Innovations, Inc. (the “Company”) provide that the Company shall, to the extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, trustee, partner, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.
Section 145(g) of the Delaware General Corporation Law and Article V of the bylaws of the Company provide that the Company shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.
The Company has obtained insurance covering its directors and officers against losses and insuring the Company against certain of its obligations to indemnify its directors and officers.
Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware regarding the unlawful payment of dividends, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Pursuant to the Delaware General Corporation Law, Article VII of the certificate of incorporation of the Company eliminates a director’s personal liability for monetary damages to the Company and its stockholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director’s duty of loyalty to the Company or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.
Item 16. Exhibits.

Exhibit
No.		Description
4.1	—	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K, as amended, for the year ended December 31, 2001)

4.3	—	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated December 20, 2001)

4.4	—	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Form 10-K, as amended, for the year ended December 31, 2001)

4.5	—	Specimen certificate for shares of common stock of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4, as amended (File No. 333-67392))

4.6	—	Indenture dated May 14, 2007 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated May 15, 2007)

*5.1	—	Opinion of Jay McNamara, Esq., Senior Counsel, Corporate & Finance of Inverness Medical Innovations, Inc.

*8.1	—	Opinion of Foley Hoag LLP relating to tax matters

*12	—	Statement re computation of ratios of earning to fixed charges

*23.1	—	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

*23.2	—	Consent of BDO Seidman, LLP

*23.3	—	Consent of Colby & Company, PLC

*23.4	—	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

*23.5	—	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance of Inverness Medical Innovations, Inc. (included in Exhibit 5.1)

*23.6	—	Consent of Foley Hoag LLP (included in Exhibit 8.1)

*24.1	—	Power of Attorney (contained in signature page)

*25.1	—	Statement of Eligibility of U.S. Bank Trust National Association as Trustee

*	Filed herewith.
Item 17. Undertakings.
A. The undersigned Registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
B.	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on August 8, 2007.

INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/ RON ZWANZIGER Ron Zwanziger Chairman, Chief Executive Officer and President
KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ron Zwanziger and David S. Teitel as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ RON ZWANZIGER	Chairman, President and Chief Executive Officer	August 8, 2007
Ron Zwanziger	(Principal Executive Officer)

/s/ DAVID S. TEITEL	Chief Financial Officer (Principal Financial Officer	August 8, 2007
David S. Teitel	and Principal Accounting Officer)

/s/ CAROL R. GOLDBERG	Director	August 8, 2007
Carol R. Goldberg

/s/ ROBERT P. KHEDERIAN	Director	August 8, 2007
Robert P. Khederian

/s/ JOHN F. LEVY	Director	August 8, 2007
John F. Levy

/s/ JERRY McALEER, PH.D.	Director	August 8, 2007
Jerry McAleer, Ph.D.

/s/ DAVID SCOTT, PH.D.	Director	August 8, 2007
David Scott, Ph.D.

/s/ PETER TOWNSEND	Director	August 8, 2007
Peter Townsend

/s/ JOHN A. QUELCH	Director	August 8, 2007
John A. Quelch

/s/ ALFRED M. ZEIEN	Director	August 8, 2007
Alfred M. Zeien

EXHIBIT INDEX

Exhibit
No.		Description
4.1	—	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K, as amended, for the year ended December 31, 2001)

4.3	—	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated December 20, 2001)

4.4	—	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Form 10-K, as amended, for the year ended December 31, 2001)

4.5	—	Specimen certificate for shares of common stock of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4, as amended (File No. 333-67392))

4.6	—	Indenture dated May 14, 2007 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated May 15, 2007)

*5.1	—	Opinion of Jay McNamara, Esq., Senior Counsel, Corporate & Finance of Inverness Medical Innovations, Inc.

*8.1	—	Opinion of Foley Hoag LLP relating to tax matters

*12	—	Statement re computation of ratios of earning to fixed charges

*23.1	—	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

*23.2	—	Consent of BDO Seidman, LLP

*23.3	—	Consent of Colby & Company, PLC

*23.4	—	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

*23.5	—	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance of Inverness Medical Innovations, Inc. (included in Exhibit 5.1)

*23.6	—	Consent of Foley Hoag LLP (included in Exhibit 8.1)

*24.1	—	Power of Attorney (contained in signature page)

*25.1	—	Statement of Eligibility of U.S. Bank Trust National Association as Trustee

*	Filed herewith.